PROSPECTUS 424b3

BRENHAM OIL & GAS CORP.

10,297,019 Shares of Common Stock, Par Value $0.0001 Per Share

RESCISSION OFFER

This prospectus is being furnished to you as a shareholder of American International Industries, Inc., a Nevada corporation (“AMIN” or “American”) in connection with the spin-off of Brenham Oil & Gas Corp., a Nevada corporation (“Brenham,” the “Registrant” or the “Company”) to its shareholders. This prospectus provides for (i) the Rescission Offer herein below as the primary offering ; and (ii) the public resale by selling shareholders as a secondary offering. The Company is making the Rescission Offer because the spin-off shares were distributed prior to the effective date of this registration statement.

We will not receive any proceeds from the sale of any shares by the selling shareholders.

We are currently a 54% owned subsidiary of AMIN. AMIN is a publicly traded company registered under the Securities Exchange Act of 1934 (the "Exchange Act"). On February 21, 2010, AMIN determined to spin-off Brenham Oil & Gas Corp. through a dividend distribution (the “Spin-Off Distribution”) to AMIN’s shareholders of 10,297,019 shares of Brenham’s common stock (the “Spin-Off Shares”). The Spin-Off Distribution was completed on July 21, 2010 (the “Distribution Date”) to shareholders of AMIN common stock on the record date of June 16, 2010 (the “Record Date”).

We filed a registration statement with the Securities and Exchange Commission (the “SEC” or “Commission”) related to the Spin-Off Distribution. The Spin-Off Shares were distributed to AMIN shareholders prior to the effective date of the registration statement. The Spin-Off Distribution did not comply with the federal securities laws. As a result, this prospectus provides for the rescission offer (“Rescission Offer”) to all AMIN’s shareholders who were issued Brenham shares on July 21, 2010, as disclosed herein below. In addition, this prospectus also provides for registration of the Brenham shares for resale by the holders of the 10,297,019 Brenham shares issued in the spin-off distribution. The resale offering by selling shareholders shall be at a fixed price of $0.0012, based upon the price of the last private sale of the Company’s common stock on August 17, 2010, until such time as Brenham’s shares shall commence trading on the OTCBB. All selling shareholders whose Brenham shares are being registered for resale hereunder will be underwriters as defined under the Securities Act of 1933, as amended (the “Act”). See the disclosure under “Information Regarding Selling Shareholders” as well as under “Plan of Distribution,” below.

The Rescission Offer

We are offering to purchase all of the Spin-Off Shares distributed to American’s shareholders in the Spin-Off Distribution from the persons who received shares of Brenham’s common stock prior to the declaration of an effective date of our registration statement. The Rescission Offer purchase price shall be $0.0012 per share or a total of $12,335, plus accrued interest to be calculated from July 21, 2010, the date shareholders received the shares in the Spin-Off Distribution until the expiration date of the Rescission Offer (the “Rescission Offer Purchase Price”). Federal law does not provide a specific interest rate in the calculation of the consideration to be received in connection with the purchases of securities by an issuer in a Rescission Offer. We intend to use a rate of interest for the purchase of shares equal to five (5%) percent per annum, which rate is in excess of the statutory rates in each jurisdiction.

In connection with the Rescission Offer, the Company may be subject to a liability of $12,335 plus accrued interest at a rate of five (5%) percent per annum from July 21, 2010 through July 22, 2011, the expiration date of the Rescission Offer. The Company has limited cash resources and therefore has entered into an agreement with American to fund the full Rescission Offer Purchase Price up to $13,000, which includes interest through July 22, 2011 in the event that all offerees accept the Rescission Offer.

The Rescission Offer has not commenced nor will it commence until after the effective date of this registration statement.

Any person who does not accept the Rescission Offer will have registered, freely-tradable shares available for resale at the fixed offering price of $0.0012 per share. When and if our common stock becomes subject to quotation on the OTCBB, the shares may be sold by selling shareholders at the prevailing market price of the shares from time to time. For those shareholders who elect to accept the Rescission Offer, the Company shall pay each such shareholder the Rescission Offer Purchase Price.

The Rescission Offer will expire on July 22, 2011 (the “Expiration Date”).

See “Risk Factors” beginning on page 12 to read about certain factors you should consider before accepting or rejecting the Rescission Offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUPPLEMENTAL NOTES REGARDING THE RESCISSION OFFER

The Spin-Off Shares issued in connection with the Spin-Off Distribution were issued prior to the effective date of this registration statement. The Spin-Off Distribution was not in compliance with federal and state securities laws. As a result, we are offering all shareholders who were issued Spin-Off Shares in the Spin-Off Distribution the right of rescission. In the event that any shareholder who exercises the right of rescission, those shares subject to the Rescission Offer will be purchased by the Company at the Rescission Offer Purchase Price.

We intend to commence the Rescission Offer following the effective date of this registration statement.

The Rescission Offer is an offer to our shareholders to elect, in their sole discretion, to accept or reject the Rescission Offer. Reference is made to "Questions and Answers about the Rescission Offer" and “Risk Factors Related to the Rescission Offer.” No shareholder is required to accept our Rescission Offer and shareholders who elect to accept the Rescission Offer, whether in whole or in part, will be entitled to receive payment equal to $0.012 per share plus accrued interest at a rate of five (5%) percent per annum from July 21, 2010 through July 22, 2011, the Expiration Date of the Rescission Offer.

There is no current trading market for the Company’s common stock. An active and liquid trading market for Brenham’s common stock may not develop nor may any trading market that may develop be sustained after this offering.

No vote of AMIN shareholders is required in connection with the Brenham spin-off. Neither AMIN nor the Company is asking you for a proxy, and you are not requested to send us a proxy.

In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 12 of this prospectus. These securities are speculative and involve a high degree of risk.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 29, 2011

You should rely only on the information contained in this registration statement and any prospectus we provide to you. We have not authorized anyone to provide you with information that is different. This registration statement and the prospectus contain therein may only be used where it is legal to offer and sell securities. The information in this registration statement may only be accurate on the date of this registration statement.

PROSPECTUS SUMMARY

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS PROVIDES FOR: (i) OUR RESCISSION OFFER, PURSUANT TO WHICH YOU HAVE THE RIGHT TO HAVE THE BRENHAM SHARES YOU RECEIVED IN THE SPIN-OFF DISTRIBUTION PURCHASED BY THE COMPANY AT THE RESCISSION OFFER PURCHASE PRICE; AND (ii) THE PUBLIC RESALE BY SELLING SHAREHOLDERS OF THE BRENHAM SHARES, ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, IN THIS PROSPECTUS, THE “COMPANY,” “BRENHAM,” “WE,” “US” AND “OUR” REFER TO BRENHAM OIL & GAS CORP., A NEVADA CORPORATION.

This summary highlights certain information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in deciding whether to: (i) accept the Rescission Offer; or (ii) retain your shares for public resale following the effective date of the registration statement, of which this prospectus is part.  You should read the entire disclosure regarding the Rescission Offer carefully, including the information under "Questions and Answers About the Rescission Offer," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and our consolidated financial statements and the related notes included in this prospectus, before you determine whether to accept the Rescission Offer or retain your shares for public resale. Unless otherwise stated in this prospectus, references to "Brenham," "we," "us" "our Company" or the “Registrant” refer to Brenham Oil & Gas Corp. Although we believe that the estimates and projections included in this prospectus are based on reasonable assumptions, investors should be aware that these estimates and projections are subject to many risks and uncertainties as described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

The Rescission Offer

We are offering to purchase all of the shares issued in the Spin-Off Distribution at the Rescission Offer Purchase Price. Federal law does not provide a specific interest rate in the calculation of the consideration to be received in connection with the purchases of securities by an issuer in a Rescission Offer. We intend to use a rate of interest for the purchase of shares equal to five (5%) percent per annum, which rate is in excess of the statutory rates in each jurisdiction.

The Rescission Offer has not commenced nor will it commence until after the effective date of this registration statement. The Expiration Date of the Rescission Offer is July 22, 2011.

Any person who did not accept the Rescission Offer will have registered, freely-tradable shares available for resale at the fixed offering price of $0.0012 per share. When and if our common stock becomes subject to quotation on the OTCBB, the shares may be sold by selling shareholders at the prevailing market price of the shares from time to time. For those shareholders who elect to accept the Rescission Offer, the Company shall pay each such shareholder the Rescission Offer Purchase Price.

Questions and Answers about the Rescission Offer

   You should read the following questions and answers, together with the more detailed information regarding the Rescission Offer and the risk factors set forth elsewhere in this offering prospectus, before deciding whether to accept or reject the Rescission Offer.

General

Q: Why are we making the Rescission Offer?

A: The Spin-Off Shares were issued and the distribution was completed on or around July 21, 2010, prior to our registration statement being declared effective by the SEC under the Act. As a result, the Spin-Off Distribution was not in compliance with the Act.

  The Rescission Offer is intended to address federal and, if applicable, state securities laws, compliance issues by allowing the holders of the shares covered by the Rescission Offer, at their sole election, to accept or not to accept the Rescission Offer.

Q: Which shares of common stock are included in the Rescission Offer?

A: We are offering, upon the terms and conditions described in this prospectus, to purchase all of the 10,297,019 Spin-Off Shares issued to American’s shareholders. No other Brenham shares are subject to this Rescission Offer.

Q: When does the Rescission Offer expire?

A: The Expiration Date of the Rescission Offer is July 22, 2011.

Q: What will I receive if I accept the Rescission Offer?

A: If you accept the Rescission Offer with respect to the Spin-Off Shares, you will receive the Rescission Offer Purchase Price.

Q: Have any officers, directors or 5% shareholders advised Brenham whether they will participate in the Rescission Offer?

A: Our officers, directors and 5% shareholders have agreed in writing NOT to exercise their rights under the Rescission Offer.

Q: If I do not accept the offer now, can I sell my shares?

A: If you do not accept the Rescission Offer, after the effective date of the registration statement, you can sell the Spin-Off Shares without limitation as to the number or manner of sale.

Q: What do I need to do now to accept the Rescission Offer?

A: To accept the Rescission Offer, you must complete and sign the accompanying election form and return it in the enclosed return envelope to Brenham Oil & Gas Corp., attention Rebekah Laird-Ruthstrom, Secretary/Treasurer, 601 Cien Street, Suite 235, Kemah, TX 77565-3077, as soon as practical but in no event later than the Expiration Date, July 22, 2011. If you are accepting the Rescission Offer, please also include in your return envelope the completed and signed Form of Notice of Election (see Exhibit 20.1).

Q: Can I accept the Rescission Offer in part?

A: You may accept the Rescission Offer, in whole or in part. You may accept the Rescission Offering for all of the shares acquired or for some of the shares acquired by indicating on the attached Form of Notice of Election, attached as Exhibit 20.1, your acceptance of the Rescission Offer for “All”, or such other number of shares.

Q: What happens if I do not return my Rescission Offer election form?

A: If you do not return a properly completed election form before the Expiration Date of the Rescission Offer you will retain the shares that you have received in the Spin-Off Distribution and, following the effective date of the registration statement, the shares will no longer be considered “restricted securities” under federal securities laws and will be available for resale by the selling shareholders.

Although for the purposes of closing the Rescission Offering, we will deem that you have waived your rights if you do not participate in the Rescission Offer by completing and submitting Exhibit 20.1 prior to the expiration date, under federal law a person’s right of rescission created under the Act may survive the Rescission Offer.

Q: What remedies or rights do I have now that I will not have after the Rescission Offer?

A: Under federal law a person’s right of rescission created under the Act may survive the Rescission Offer. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Act is one year from the date of the violation upon which the action to enforce liability is based.

Q: Can I change my mind after I have mailed my signed election form?

A: Yes. You can change your decision about accepting the Rescission Offer at any time before the Expiration Date. You can do so by notifying Brenham by certified mail, attention Rebekah Laird-Ruthstrom, Secretary/Treasurer, 601 Cien Street, Suite 235, Kemah, TX 77565-3077, provided that the post-mark is prior to the expiration date of the Rescission Offer.

Q: Who can help answer my questions?

A: You can call Rebekah Laird-Ruthstrom, Secretary/Treasurer of Brenham Oil & Gas Corp. at (281) 334-9479 with questions about the Rescission Offer.

Q: Where can I get more information about Brenham?

A: You can obtain more information about Brenham from this registration statement and any amendments thereto, as well as any future filings we may make with the Commission from time to time under the Exchange Act. These filings are available on the SEC’s website at sec.gov.

  Until such time as we have reporting obligations under Section 15(d) or Section 13(a) of the Exchange Act, we will not be filing any periodic reports with the SEC other than for required amendments to this registration statement.

Summary Financial Information

As of December 31, 2010, the date of the most recent audited financial statements, we have only generated limited revenues from passive royalty income.

Consolidated Balance Sheet Data	As of December 31,
	2010	2009
Total Assets	$30,957	$86,347
Total Liabilities	$33,990	$-
Shareholders' Equity (Deficit)	$(3,033)	$86,347

Consolidated Statement of Operations Data	Year ended December 31,			November 7, 1997 (inception) through
	2010	2009		December 31, 2010
Revenue	$1,677	$2,173		$109,720
Total Expenses	$158,623	$233		$186,490
Net Income (Loss)	$(156,946)	$1,687		$(71,599)
Net Income (Loss) Per Share	$(0.00)	$0.00	$

The Separation and Distribution

On April 8, 2010, American International Industries, Inc. announced its intention to separate a portion of its ownership in Brenham Oil & Gas, Inc., a Texas corporation, from the remainder of its business. In connection with this spin-off transaction, Brenham Oil and Gas Corp, a Nevada corporation was incorporated on April 21, 2010 and Brenham Oil & Gas Inc. became a wholly-owned subsidiary of Brenham, the Nevada Corporation.

On April 8, 2010, the board of directors of American approved the Spin-Off Distribution on a one-for-one basis, to the shareholders of AMIN as of the Record Date. Following the Spin-Off Distribution, AMIN retained approximately 54% of our common stock.

Our Post-Separation Relationship with AMIN

We entered into a Separation and Distribution Agreement with AMIN, effective April 21, 2010, which we refer to in this prospectus as the “Separation and Distribution Agreement.” This agreement provides for the allocation between the Company and AMIN of AMIN’s assets, liabilities and obligations attributable to periods prior to, at and after the separation of the Company from AMIN and also govern certain relationships between us and AMIN as a result of the separation. For additional information regarding the Separation and Distribution Agreement, see the sections entitled “Risk Factors - Risks Related to the Spin-Off Transaction” and “The Spin-Off Transaction.”

Reasons for the Separation

American’s board of directors believes that separating a significant portion of Brenham Oil & Gas Corp. from the remainder of American is in the best interests of American and its stockholders because such separation is expected to:

Ÿ improve strategic planning, increase management focus and streamline decision-making by providing the flexibility to implement the unique strategic plans of each company and to respond more effectively to different financial needs of each company and the changing economic environment;

Ÿ allow American and the Company to adopt the capital structure, investment policy and dividend policy best suited to each business’ financial profile and business needs, as well as resolve the current competition for capital among American and its investors; and

Ÿ create an independent equity structure for the Company that will facilitate our ability to fund our business plan of acquiring a portfolio of oil and gas assets in the United States and international locations with an initial focus on Africa.

The American board of directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company and possible increased costs and one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled “The Distribution — Reasons for the Distribution” and “Risk Factors” included elsewhere in this prospectus.

Corporate Information

Brenham Oil & Gas Inc. was incorporated under the laws of the State of Texas in November 1997 and became a wholly-owned subsidiary of American International Industries, Inc. in November 1997. On April 21, 2010, Brenham Oil & Gas Corp was incorporated in Nevada and Brenham Oil & Gas Inc., a Texas corporation became a wholly-owned subsidiary of Brenham.

On April 8, 2010, the board of directors of American approved the distribution of 10,297,019 shares of Brenham's common stock, on a pro rata 1 for 1 basis, to the shareholders of AMIN, which distribution was completed on July 21, 2010. Following the distribution, AMIN retained approximately 54% of our common stock.

Our principal executive offices are located at 601 Cien Street, Suite 235, Kemah, Texas 77565, which are the executive offices of American and are provided to us on a rent-free basis. The telephone number of our principal executive offices is (281) 334-9479. Our web site is www.brenhamoilandgas.com. The information on our web site does not constitute part of this prospectus.

Our Present Operations

At present, our sole asset is a passive oil and gas mineral royalty interest covering a twenty-four acre tract of land located in Washington County, Texas. The royalty interest is leased by Anadarko Petroleum Corporation for a term continuing until the covered minerals are no longer produced in paying quantities from the leased property. Royalties on the covered minerals produced are paid to Brenham as follows: (i) for oil and gas and other liquid hydrocarbons, and (ii) for gas (including casing head gas) the royalty is one-sixth of the net proceeds realized by Anadarko Petroleum Corporation on the sale thereof, less a proportionate part of ad valorem taxes and production, severance, or other excise taxes.

Our Business Plan

Our business objective is to become an independent, oil and gas-focused exploration and production company with the intent to acquire oil and gas-related assets in the United States and international locations, with an initial focus on Africa (hereinafter “Potential Prospects”). We believe that an experienced management team, equipped with industry data, newly available seismic technologies, industry contacts and adequate funding, could acquire Potential Prospects that could be competitive with other relevant oil and gas companies. After considering numerous global oil and gas-producing regions in which to focus our exploration and development efforts, we decided that an initial focus on Africa was appropriate due to the largely unrealized hydrocarbon potential offered within this region. We believe that we can be successful in acquiring an inventory of such Potential Prospects and that our potential asset portfolio could be commercially viable.

Questions and Answers about American and the Spin-Off Transaction

How did the Brenham spin-off occur?

The Spin-Off was accomplished through a dividend distribution to American’s shareholders of one share of the Company’s Common Stock for each share of American or a total of 10,297,019 shares or approximately 10% of the Company’s total outstanding shares. At the date of the spin-off distribution, the Company was a wholly-owned subsidiary of American.

How many shares of Brenham did you receive?

Prior to the distribution date, the AMIN Board of Directors determined that for every share of AMIN common stock held by you as of the Record Date, you received one share of common stock of Brenham.

What is the Record Date for the Brenham spin-off?

The Record Date for determining shareholders entitled to receive the shares of Brenham in the spin-off was the close of business on June 16, 2010.

What is the distribution date for the Brenham Spin-off?   The distribution date for distributing the shares of common stock of Brenham under the spin-off was July 21, 2010.

What are the U.S. federal income tax consequences of the spin-off to AMIN shareholders?

The Spin-Off Transaction does not qualify as a transaction that is tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, for U.S. federal income tax purposes. As a result, Shareholders will recognize income in an amount equal to $0.0012, the price of the last private sale of our shares of common stock on August 17, 2010, multiplied by the number of shares received in the Spin-Off Transaction. For more information, see "The Separation — Material U.S. Federal Income Tax Consequences of the Spin-Off Transaction," included elsewhere in this prospectus.

What is the relationship between AMIN and Brenham following the spin-off?

Prior to the spin-off, we were a wholly-owned subsidiary of American. Following the spin-off, we became a majority-owned subsidiary of American. See "Certain Relationships and Related Party Transactions—Relationships Between American and Brenham."

Will I receive physical certificates representing shares of common stock of Brenham?

In connection with the Spin-Off Distribution, Brenham issued physical certificates representing the Spin-Off Shares as of the Record Date with the assistance of its transfer agent who also acts as the distribution agent. For American shareholders who have shares in “street name”, American electronically issued Spin-Off Shares to your bank or brokerage firm on your behalf.

Where will I be able to trade shares of the common stock of Brenham?

At present, there is only a limited public market for the common stock of Brenham. We are subject to quotation on the OTCBB under the symbol "BRHM". There can be given no assurance that a trading market in Brenham's common stock will commence. Until such time , our shares will be available for public resale at a fixed price of $0.0012 per share.

Will the number of American shares I own change as a result of the spin-off?

No. The number of shares of American common stock you own will not change as a result of the spin-off.

What will happen to the listing of American common stock?   Nothing. American common stock will continue to be traded on OTCBB under the symbol "AMIN."

Which businesses will be retained by American following the spin-off?

Following the spin-off, American primarily will be engaged in the business and operations relating to (i) Northeastern Plastics; (ii) Delta Seaboard International; and (iii) Downhole Completion Products. However, Brenham will continue to be a majority owned subsidiary controlled by American.

Are there risks to owning Brenham common stock?

Yes. Our business is subject to both general and specific risks relating to our business, leverage, relationship with American and being a separate publicly traded company. Our business is also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this prospectus beginning on page 12. You are encouraged to read that section carefully.

Where can American shareholders get more information?

If you have any questions relating to the spin-off, you should contact:

Brenham Oil & Gas Corp.
Investor Relations
601 Cien Street, Suite 235
Kemah, TX 77565-3077
Tel: (281) 334-9479
Fax: (281) 334-9508
info@brenhamoil.com

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus before deciding to invest in our common stock. If any of the following risks actually occurs, our business, business prospects, financial condition, plan of operations or cash flows could be materially adversely affected. In any such case, to the extent that a trading market develops for our common stock, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks below are not the only ones facing our Company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

RISK FACTORS RELATED TO THE RESCISSION OFFER

We may have contingent liabilities after this Rescission Offer.

The Spin-Off Distribution was completed July 21, 2010, prior to the effective date of this registration statement. As a result, we are registering all Spin-Off Shares to provide all holders of the Spin-Off Shares the right to accept or reject the Rescission Offer. However, the Securities Act does not provide that a Rescission Offer will extinguish the potential liability to those shareholders who reject the Rescission Offer. Consequently, should any recipient of the Spin-Off Shares elect not to accept the Rescission Offer, expressly or implied, we and such selling shareholders may be liable under the Securities Act in an amount equal to the Rescission Offer Purchase Price multiplied by the number of shares that each such shareholder has received. If the Rescission Offer is fully accepted by all shareholders that received the Spin-Off Shares, Brenham could be liable for the payment of up to $12,335 plus accrued interest from the Distribution Date to the Expiration Date.

Your federal right of rescission may survive the Expiration Date if you fail to accept the Rescission Offer.

If you reject the Rescission Offer, it is unclear whether or not you will have a right of rescission under federal securities laws after the Expiration Date of the Rescission Offer. Under federal law an investor may still bring suit regardless of whether the Rescission Offer is accepted and a person’s right of rescission created under the Securities Act may survive the Rescission Offer.

If you do not return a properly completed election form before the expiration date of the Rescission Offer such inaction on your part may not extinguish any rights you may have under the Rescission Offer. Your right of rescission may survive the Rescission Offer.

We cannot predict whether the Rescission Offer Purchase Price you would receive under the Rescission Offer would be greater or lesser than market price of our shares of common stock if and when our securities become tradable on the OTCBB market. Section 14 of the Securities Act does not permit a waiver of a right to sue.

The Rescission Offer Purchase Price is fixed and is not tied to the future market price of our common stock.

The Rescission Offer Purchase Price is fixed and is not tied to the future market price of our common stock if and when a trading market commences in our shares of common stock on the OTCBB, rather it is related to the last private sale of our common stock on August 17, 2010. As a result, if you accept the Rescission Offer, you may receive less than the future market price of our common stock if and when our shares commence trading on the OTCBB. If you do not accept the Rescission Offer, your shares, although freely-tradeable, may still remain subject to limitation on resales if you are an Affiliate of the Company.

Shareholders who reject the Rescission Offer may exercise their legal rights under Section 12 of the Securities Act throughout the remaining statutory period after the end of the Rescission Offer.

If you reject the Rescission Offer before the Expiration Date, you may still exercise the legal rights you may have under Section 12 of the Securities Act. The Expiration Date of the Rescission Offer is July 22, 2011. Under the Securities Act, a statutory period of up to six months applies from the effective date of the registration statement to the Expiration Date of the Rescission Offer. The Securities Act does not provide that a Rescission Offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of the Rescission Offer reject the offer, expressly or implied, we may remain liable under the Securities Act for the Rescission Offer Purchase Price.

RISK FACTORS RELATED TO OUR SPIN-OFF FROM AMERICAN

As a result of the spin-off from American, we face the risks associated with our ability to make the changes necessary to operate effectively as a separate public entity, which could delay our ability to implement our business plan on a timely basis, if at all.

Following our spin-off from American, American will have no obligation to provide financial, operational or organizational assistance to us. As a separate public entity, we will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC, as well as generally applicable tax and accounting rules. We may be unable to successfully implement the changes necessary to operate as an independent public entity. In such event our Company may experience significant delay or be prevented from generating any revenues or raising needed capital and our shareholders would experience illiquidity in the market for their Brenham shares.

We expect to incur increased costs relating to operating as an independent company that could adversely affect our cash flow and results of operations. These increased costs exceed our current cash resources and any inability on our part to fund such increased costs could be expected to adversely affect any trading market that may exist with respect to our common stock.

We expect that the obligations of being a public company, including substantial public reporting and related auditor fees and obligations will require new expenditures, place new demands on our management and may require the hiring of additional personnel. We may need to implement additional systems that require new expenditures in order to adequately function as a public company. Such expenditures could adversely affect our business, financial condition and plan of operations. Any inability to fund these expenditures could result in our becoming delinquent in our reporting obligations under the Exchange Act which would adversely impact any trading market that may exist for our shares.

The market price and trading volume of Brenham securities may be limited or volatile and may face negative pressure, which could adversely affect our shareholders and our ability to raise equity capital.

There is currently no trading market for Brenham’s shares of common stock. Investors may decide to dispose of some or all of the Brenham’s common stock that they receive in the Brenham spin-off. Brenham’s common stock issued in the Brenham spin-off will be trading publicly for the first time following the effective date of this registration statement. Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price. It is not possible to accurately predict how investors in Brenham's securities will behave after a trading market develops. The market price for Brenham’s common stock following the Brenham spin-off may be more volatile than the market price of American’s common stock before the spin-off. The market price of Brenham's common stock could fluctuate significantly for many reasons, including the risks identified in this prospectus or reasons unrelated to our performance. These factors may result in short- or long-term negative pressure on the value of the Brenham’s common stock.

The spin-off transaction was not the result of arm's length negotiations and, as a result, the post spin-off capital structure of Brenham may not be as equitable to our unaffiliated shareholders as to our control shareholders.

The spin-off transaction agreement was established by American, in consultation with Brenham, with the intention of maximizing the value to current American’s shareholders. Accordingly, the terms for us may not be as favorable as would have resulted from negotiations among unrelated third parties.

An active and liquid trading market for our common stock may not develop or be sustained, in which event our shareholders who have received the spin-off shares may not be able to readily liquidate the Brenham shares.

Prior to this registration statement, our common stock was not traded on any market. An active and liquid trading market for our common stock may not develop or be sustained after this registration statement is declared effective by the SEC. Liquid and active trading markets usually result in less price volatility and more efficiency in carrying out investors' purchase and sale orders. The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in and/or value of our common stock.

Our stock price may be volatile, and purchasers of our common stock pursuant to resales by our selling shareholders could incur substantial losses.

Our stock price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, purchasers of our common stock from our selling shareholders, who paid no consideration for the 10,297,019 shares subject to resale pursuant to this registration statement may not be able to sell their common stock at or above the price paid for such shares. The market price for our common stock may be influenced by many factors, including, but not limited to:

- the price of oil and gas and natural gas;
- the success of our exploration and development operations, and the costs associated with these efforts;
- regulatory developments in the United States and foreign countries where we operate;
- the recruitment or departure of key personnel;
- quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
- market conditions in the industries in which we compete and issuance of new or changed securities;
- analysts' reports or recommendations;
- the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;
- the inability to meet the financial estimates of analysts who follow our common stock;
- the issuance of any additional securities by us;
- investor perception of our Company and of the industry in which we compete; and
- general economic, political and market conditions.

Our common stock will likely be classified as a “penny stock”. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a shareholder's ability to buy and sell our stock.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

A substantial number of shares of our common stock may be sold into the market at any time. This could cause the market price of our common stock to drop significantly, even if our business is doing well thereby resulting in significant losses to shareholders.

All of the shares being registered pursuant to this registration statement will be freely tradable without restrictions or further registration under the federal securities laws, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). The remaining shares of common stock outstanding after the effective date of this registration statement are restricted securities as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the U.S. public market only if registered under the Securities Act or if they qualify for an exemption from registration, including by reason of Rules 144 or 701 under the Securities Act. All of our restricted shares will be eligible for sale in the public market beginning after the effective date, provided that such restricted shares have been held for at least six months, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144. Sales of a substantial number of shares of our common stock, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

The concentration of our capital stock ownership among our largest stockholders, and their affiliates, will limit your ability to influence corporate matters.

Our largest shareholder American will own more than 50% of our outstanding common stock. Consequently, this shareholder will have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Provisions of our articles of incorporation and by-laws could discourage potential acquisition proposals and could deter or prevent a change in control, which shareholders may deem not be in their best interests.

Some provisions in our articles of incorporation and by-laws, as well as statutes, may have the effect of delaying, deferring or preventing a change in control. These provisions, including those providing for the possible issuance of shares of our preferred stock, which may be divided into series and with the preferences, limitations and relative rights to be determined by the Board of Directors, and the right of the board of directors to amend the by-laws, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire a substantial number of shares of our common stock or to launch other takeover attempts that a shareholder might consider to be in his or her best interest. These provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock.

RISK FACTORS RELATED TO OUR BUSINESS

We have no prospects or proven reserves and the areas that we decide to seek for prospects, explore and eventually drill may not yield oil and gas in commercial quantities or quality, or at all, in which event we will incur significant losses.

At present, we have no prospects and no proven reserves. We have not yet identified prospects and those Potential Prospects may not be commercially viable even if available seismic and geological information indicate the potential presence of oil and gas. However, the areas we may decide to drill may not yield oil and gas in commercial quantities or quality, or at all. Potential Prospects will require substantial seismic data reprocessing and interpretation. Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. We therefore do not know if any of our Potential Prospects will contain oil and gas in sufficient quantities or quality to recover drilling and completion costs or to be economically viable. Even if oil and gas is found on our Potential Prospects in commercial quantities, construction costs of oil and gas pipelines or floating production systems, as applicable, and transportation costs may prevent such prospects from being economically viable.

We may face substantial uncertainties in connection with any Potential Prospects, which could significantly delay or even prevent our ability to act on our plan of operation.

In this prospectus we provide statements in connection with our plan of operation. These statements may face substantial uncertainties. To date, we have not yet identified any Potential Prospects. Any analogies drawn by us from other companies’ wells, prospects or producing fields may not prove to be indicators of the success of developing reserves from our Potential Prospects. Furthermore, evaluating the to-be-acquired data from wells or prospects produced by other parties which we may use may not lead to results as expected.

It is possible that none of the future wells will find underground accumulations of oil and gas. Any significant variance between actual results and our assumptions could then materially affect the quantities of oil and gas attributable to any potential properties.

Identifying Potential Prospects and drilling wells is speculative, often involving significant costs that may be more than we expect, and may not result in any discoveries of future production or reserves. Any material inaccuracies in future drilling costs, estimates or underlying assumptions will materially affect our plan of operation and business objectives, thereby adversely affecting the value of our shares.

Seeking Potential Prospects, exploring for and developing oil and gas reserves involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of seeking prospects, drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oil and gas field equipment and related services. Potential Prospects may be unsuccessful for many reasons, including geological conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. Moreover, the successful drilling of an oil and gas well does not necessarily result in a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic. Initial costs associated with identifying Potential Prospects and drilling wells require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. If our actual costs are significantly more than any estimated costs, we may not be able to continue our plan of operation and/or business objectives and we would be forced to modify our plan of operation.

Our unidentified Potential Prospects and drilling locations may be scheduled out over several years, making them susceptible to uncertainties that could materially affect the occurrence or timing of any drilling, thereby hindering our ability to generate cash flow from operations, if any.

Our management team has not yet identified any Potential Prospects and future drilling locations. Our ability to identify, drill and develop these locations depends on a number of factors, including the availability of equipment and capital, seasonal conditions, regulatory approvals, oil and gas prices, costs and drilling results. The final determination on whether to drill any of these Potential Prospects and future drilling locations will be dependent upon the factors described elsewhere in this prospectus.  Due to these uncertainties, we do not know if any unidentified prospect and future drilling location we may identify will be drilled within a reasonable timeframe or at all or if we will be able to economically produce oil and gas from these or any other potential drilling locations. As such, our actual drilling activities may be materially different from certain expectations, which could adversely affect our plan of operation and future financial condition.

We expect not to be the operator on all of our future Potential Prospects, and, therefore, we will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets, which could prevent us from realizing any return targets that we may envision.

We expect that we will not be the operator on all potential wells. As we carry out our exploration and development programs, we may enter into arrangements with respect to future prospects that result in a greater proportion of our prospects being operated by others. As a result, we may have limited ability to exercise influence over the operations of the future prospects operated by our potential partners. Dependence on third party operators could prevent us from realizing certain return targets for those co-operated prospects. The success and timing of identifying prospects, exploration and development activities will depend on a number of factors that will be largely outside of our control, including:

- the timing and amount of capital expenditures;
- the co-operator's expertise and financial resources;
- approval of other participants in drilling wells;
- selection of technology; and
- the rate of production of reserves, if any.

This limited ability to exercise control over the operations of some of our Potential Prospects may cause a material adverse effect on our results of operations and financial condition.

We have no operating history and our future performance is uncertain and as a result, investors will have little or no basis for evaluating any investment in our shares.

We are an exploration stage company and will continue to be so until commencement of substantial production of oil and gas, which will depend upon successful drilling results, additional and timely capital funding, and access to suitable infrastructure. Further, we will not be able to commence our exploration and drilling program unless and until we have entered into certain agreements with other oil and gas companies and/or governments of respective countries. Companies such as ours, in their initial stages of exploration face substantial business risks and may suffer significant losses. We will generate substantial net losses and negative cash flows from operating activities and expect to continue to incur substantial net losses for many years to come. We will face challenges and uncertainties in financial planning as a result of uncertainties regarding the nature, scope and results of our future activities. New companies must develop successful business relationships, establish operating procedures, hire staff, install management information and other systems, establish facilities and obtain licenses, as well as take other measures necessary to conduct their intended business activities. We may not be successful in implementing our business strategies or in completing the development of the infrastructure necessary to conduct our business as planned. In the event that one or more of our plans is not completed, is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. As a result of industry factors or factors relating specifically to us, we may have to change our methods of conducting business, which may cause a material adverse effect on our future results of operations and financial conditions.

We have an accumulated deficit, which raises substantial doubt about our ability to continue as a going concern.

We cannot provide assurances that we will be able to successfully develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

We are dependent on certain members of our management and technical team and the loss of one or more such persons could significantly delay our plan of operation if we are unable to replace such persons on a timely basis, which could have an adverse effect on our share price.

Investors in our common stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying Potential Prospects and in discovering and developing oil and gas reserves. Our performance and success are dependent, in part, upon key members of our management and technical team, and the departure of such key persons could be detrimental to our future success. In making a decision to invest in our common stock, you must be willing to rely to a significant extent on our management's experience, discretion and judgment. A significant percentage of the common stock of our Company is held by members of our management and technical team. There can be no assurance that our management and technical team will remain in place. We do not have any "key man" life insurance on any member of our team. The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our common stock. See "Directors and Executive Officers."

Our future development and exploration operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, or at all, which would delay or even prevent us from fully developing our business plan and our ability to generate revenues in both the short and long term.

The oil and gas industry is capital intensive and we anticipate that we will need to raise significant amounts of capital to meet our funding requirements. We expect our capital outlays and operating expenditures to increase substantially over at least the next several years as we start our operations. Identifying Potential Prospects, exploration and production plans and obtaining seismic data are very expensive, and we expect that we will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing, before we achieve commercialization of any of our Potential Prospects.

Our future capital requirements will depend on many factors, including:

- the scope, rate of progress and cost of our exploration and production activities;
- oil and gas and natural gas prices;
- our ability to locate and acquire Potential Prospects;
- our ability to produce oil and gas or natural gas from those reserves;
- the terms and timing of any drilling and other production-related arrangements that we may enter into;
- the cost and timing of governmental approvals and/or concessions; and
- the effects of competition by larger companies operating in the oil and gas industry.

We do not currently have any commitments for future external funding and we do not expect to generate any significant revenue from production for several years after commencing our drilling program. Additional financing may not be available on favorable terms, or at all. Even if we succeed in selling additional securities to raise funds, at such time the ownership percentage of our existing shareholders would be diluted, and new investors may demand rights, preferences or privileges senior to those of existing shareholders. If we raise additional capital through debt financing, the financing may involve covenants that restrict our business activities. If we choose to offer interests in our prospects to third-party operators, we may lose operating control over such prospects.

Our working capital needs are difficult to forecast and may vary significantly, which could require us to seek additional financing that we may not be able to obtain on satisfactory terms, or at all. The failure or any significant delay in raising capital as needed may be expected to materially reduce or eliminate our opportunity for success.

Our working capital needs are difficult to predict with degree of certainty. This difficulty is due primarily to working capital requirements related to our plan of operation, among other things, the costs associated with identifying and acquiring Potential Prospects, the timing and costs related to our exploration and development efforts, the availability of personnel and equipment necessary for such efforts, fluctuations in the price of oil and gas, the costs and timing of regulatory approvals and the number of Potential Prospects we determine to pursue,. We may therefore be subject to significant and rapid increases in our working capital needs that could require us to seek additional financing sources and there can be no assurance in our ability to secure additional financing at acceptable terms, if at all. Restrictions in any debt agreements that we may enter into may impair our ability to obtain other sources of financing.

We will be dependent upon our ability to enter into arrangements for financing with third parties and any delay or failure to enter into such arrangements could adversely affect the market price of our shares.

Our ability to pursue Potential Prospects will depend upon our ability to identify and enter into financing arrangements with potential sources of financing. This will include strategic relationships with existing oil and gas development and exploration companies, public or private sales of our shares or debt and other sources and joint ventures with third parties. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing shareholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Current economic and credit conditions could adversely affect our plan of operation and could result in significant losses for the foreseeable future.

Our ability to secure additional financing and satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to the prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond our control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on our ability to secure financing on favorable terms, if at all.

A substantial or extended decline in oil and gas prices may adversely affect our business, financial condition, future results of operations and any ability that we may have in raising capital.

The price that we will receive for our potential oil and gas production will significantly affect our future revenue, profitability, access to capital and future growth rate. Historically, the oil and gas markets have been volatile and will likely continue to be volatile in the future. The prices that we will receive for our production and the levels of our future production depend on numerous factors. These factors include, but are not limited to, the following:

- changes in supply and demand for oil and gas and natural gas;
- the actions of the Organization of the Petroleum Exporting Countries ("OPEC");
- the price and quantity of imports of foreign oil and gas and natural gas;
- speculation as to the future price of oil and gas and the speculative trading of oil and gas futures contracts;
- global economic conditions;
- political and economic conditions, including embargoes, in oil and gas-producing countries or affecting other oil and gas-producing activities, particularly in the Middle East, Africa, Russia and South America;
- the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;
- the level of global oil and gas exploration and production activity;
- the level of global oil and gas inventories and oil and gas refining capacities;
- weather conditions and other natural disasters;
- technological advances affecting energy consumption;
- domestic and foreign governmental regulations;
- proximity and capacity of oil and gas pipelines and other transportation facilities;
- the price and availability of competitors' supplies of oil and gas; and
- the price and availability of alternative fuels.

A substantial or extended decline in oil and gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We may become subject to numerous risks inherent to the exploration and production of oil and gas, which could result in us not receiving an adequate return on invested capital.

Oil and gas exploration and production activities involve many risks that a combination of experience, knowledge and careful evaluation may not be able to overcome. Our future success will depend on the success of our exploration and production activities and on the future existence of the infrastructure that will allow us to take advantage of our findings. As a result, our oil and gas exploration and production activities are subject to numerous risks, including the risk that drilling will not result in commercially viable oil and gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of seismic data through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

Furthermore, the marketability of any expected oil and gas production from our Potential Prospects will also be affected by numerous factors. These factors include, but are not limited to, market fluctuations of prices, proximity, capacity and availability of pipelines, the availability of processing facilities, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, allowable production, importing and exporting of oil and gas, environmental protection and climate change). The effect of these factors, individually or jointly, may result in us not receiving an adequate return on invested capital.

In the event that our prospects are developed and become operational, they may not produce oil and gas in commercial quantities or at the costs anticipated, and our projects may cease production, in part or entirely, in certain circumstances. Drilling programs may become uneconomic as a result of an increase in operating costs to produce oil and gas. Our actual operating costs may differ materially from our current estimates. Moreover, it is possible that other developments, such as increasingly strict environmental, health and safety laws and regulations and enforcement policies thereunder and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities, delays, an inability to complete our drilling programs or the abandonment of such drilling programs, which could cause a material adverse effect on our results of operations and financial condition.

We are subject to drilling and other operational hazards.

The oil and gas business involves a variety of operating risks, including, but not limited to:

- blowouts, cratering and explosions;
- mechanical and equipment problems;
- uncontrolled flows of oil and gas or well fluids;
- fires;
- marine hazards with respect to offshore operations;
- formations with abnormal pressures;
- pollution and other environmental risks; and
- natural disasters.

Any of these events could result in loss of human life, significant damage to property, environmental damage, impairment of our operations and substantial losses. In accordance with customary industry practice, we expect to maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events whether or not covered by insurance, could have a material adverse effect on our financial position and results of operations.

The development schedule of any oil and gas projects that we may identify, including the availability and cost of drilling rigs, equipment, supplies, personnel and oil and gas field services, is subject to delays and cost overruns.

Historically, most oil and gas projects have experienced delays and capital cost increases and overruns due to, among other factors, the unavailability or high cost of drilling rigs and other essential equipment, supplies, personnel and oil and gas field services. The cost to develop our Potential Prospects has not been fixed and remains dependent upon a number of factors, including the completion of detailed cost estimates and final engineering, contracting and procurement costs. Construction and operation schedules may not proceed as planned and may experience delays or cost overruns. Any delays may increase the costs of the projects, requiring additional capital, and such capital may not be available in a timely and cost-effective fashion.

Non-U.S. operations may be adversely affected by political and economic circumstances in the countries in which we may operate, in which event we may experience delays or be prevented from commencing or continuing operations in such countries.

Non-U.S. oil and gas exploration, development and production activities are subject to political and economic uncertainties (including but not limited to changes, sometimes frequent or marked, in energy policies or the personnel administering them), expropriation of property, cancellation or modification of contract rights, foreign exchange restrictions, currency fluctuations, royalty and tax increases and other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted, as well as risks of loss due to civil strife, acts of war, guerrilla activities and insurrection. These risks may be higher in the developing countries in which we intend to conduct our activities, including Africa.

Potential operations in these areas increase our exposure to risks of war, local economic conditions, political disruption, civil disturbance and governmental policies that may:

- disrupt our operations;
- restrict the movement of funds or limit repatriation of profits;
- lead to U.S. government or international sanctions; and
- limit access to markets for periods of time.

Countries in Africa have experienced political instability in the past. Disruptions may occur in the future, and losses caused by these disruptions may occur that will not be covered by insurance.

Consequently, our non-U.S. exploration, development and production activities may be substantially affected by factors which could have a material adverse effect on our financial condition and results of operations. Furthermore, in the event of a dispute arising from non-U.S. operations, we may be subject to the exclusive jurisdiction of courts outside the U.S. or may not be successful in subjecting non-U.S. persons to the jurisdiction of courts in the U.S., which could adversely affect the outcome of such dispute.

The oil and gas industry, including the acquisition of exploratory acreage in Africa, is intensely competitive and unless we are able to compete effectively, our plan of operation will have to be modified and our ability to pursue potential prospects could be materially, adversely effected.

The international oil and gas industry, including in the U.S. and Africa, is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply. We expect to operate in a highly competitive environment for acquiring exploratory prospects and hiring and retaining trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than us, which can be particularly important in the areas in which we operate. These companies may be able to pay more for productive oil and gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Furthermore, these companies may also be better able to withstand the financial pressures of unsuccessful drill attempts, sustained periods of volatility in financial markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which would adversely affect our competitive position. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for available capital for investment in the oil and gas industry. As a result of these and other factors, we may not be able to compete successfully in an intensely competitive industry, which could cause a material adverse effect on our results of operations and financial condition.

Participants in the oil and gas industry are subject to complex laws that can affect the cost, manner or feasibility of doing business and could result in unanticipated costs and delays that could adversely affect our financial condition and the price of our shares.

Exploration and production activities in the oil and gas industry are subject to extensive local, state, federal and international regulations. We may be required to make large expenditures to comply with governmental regulations, particularly in respect of the following matters:

- licenses for drilling operations;
- royalty increases, including retroactive claims;
- drilling and development bonds;
- reports concerning operations;
- the spacing of wells;
- unitization of oil and gas accumulations;
- remediation or investigation activities for environmental purposes; and
- taxation.

Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that could substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition and results of operations.

Our future operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs that we do not anticipate or that we may not be able to adequately fund; any inability to fund material liabilities and related costs could result in a discontinuation of our operations.

Our future operations will be, subject to various international, foreign, federal, state and local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of pollutants into the ground, air or water, the generation, storage, handling, use and transportation of regulated materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain of our operations, including drilling permits for our wells. There is a risk that we will not be in complete compliance with these permits and the environmental laws and regulations to which we are subject at all times. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain permits in a timely manner or at all (due to opposition from community or environmental interest groups, governmental delays, or any other reasons), such failure could impede our operations, which could have a material adverse effect on our results of operations and our financial condition.

We could be held liable for all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of potential third-party contractors. To the extent we do not address these costs and liabilities or if we are otherwise in breach of our lease requirements, our future leases could be suspended or terminated. We intend to hire third parties to perform the majority of the drilling and other services related to our operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety records or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

We may be required to maintain bonding or insurance coverage for certain risks relating to our operations, including environmental risks. Even under such policies, we may not be insured against certain risks. Our insurance may not cover any or all environmental claims that might arise from our operations or those of our third-party contractors. If a significant accident or other event occurs and is not fully covered by our insurance, or our third-party contractors have not agreed to bear responsibility, such accident or event could have a material adverse effect on our results of operations and our financial condition. In addition, we may not be able to obtain required bonding or insurance coverage at all or in time to meet our anticipated startup schedule for each well, and if we fail to obtain this bonding or coverage, such failure could have a material adverse effect on our results of operations and financial condition.

In addition, we expect continued attention to climate change issues. Various countries and U.S. states and regions have agreed to regulate emissions of greenhouse gases, including methane (a primary component of natural gas) and carbon dioxide, a byproduct of oil and gas and natural gas combustion. The U.S. federal government, as well as the U.S. Environmental Protection Agency, are currently considering national greenhouse gas regulation, each having proposed bills or rules which would require or result in greenhouse gas emissions reductions. Final laws or regulations could be adopted this or next year. The regulation of greenhouse gases in the areas in which we intend to operate could adversely impact our operations.

Environmental, health and safety laws are complex, change frequently and have tended to become increasingly stringent over time. Our costs of complying with current and future environmental, health and safety laws, and our liabilities arising from releases of, or exposure to, regulated substances may adversely affect our results of operations and our financial condition. See "Certain Information With Respect to Brenham - Environmental Matters and Regulation."

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have us subject to civil or criminal liability and that could have a material adverse effect on our business and prevent us from operating in one or more jurisdictions.

We are subject to the Foreign Corrupt Practices Act ("FCPA") and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We may do business in the future in countries and regions in which we may face, directly or indirectly, corrupt demands by officials, tribal or insurgent organizations, or private entities. Thus, we face the risk of unauthorized payments or offers of payments by one of our employees or consultants, even though these parties are not always subject to our control. Our existing safeguards and any future improvements may prove to be less than effective, and our employees and consultants may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold us liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains estimates and forward-looking statements, principally in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operation," "Certain Information With Respect to Brenham" and "Business of Brenham." Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

Our estimates and forward-looking statements may be influenced by the following factors, among others:

- the volatility of oil and gas prices;
- potential discovery and development of oil and gas reserves;
- projected and targeted capital expenditures and other costs, commitments and revenues;
- current and future government regulation of the oil and gas  industry;
- changes in environmental laws or the implementation of those laws;
- competition;
- our ability to find, acquire or gain access to Potential Prospects;
- the successful implementation of our potential prospect development and drilling plans;
- the availability and cost of drilling rigs, production equipment, supplies, personnel and oil and gas field services;
- the availability and cost of developing appropriate infrastructure around and transportation to our prospects;
- military operations, terrorist acts, wars or embargoes;
- the ability to obtain financing;
- our dependence on our key management personnel and our ability to attract and retain qualified personnel;
- our vulnerability to severe weather events, especially tropical storms and hurricanes in the U.S. Gulf of Mexico;
- the cost and availability of adequate insurance coverage; and
- other risk factors discussed in the "Risk Factors" section of this prospectus.

The words "believe," "may," "aim," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar words are intended to identify estimates and forward-looking statements.

Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making an investment decision.

THE SPIN-OFF TRANSACTION

Background

On April 8, 2010, the Board of Directors of American approved the separation of Brenham into a separate, publicly traded company. The separation was accomplished through the distribution by American of 10,297,019 shares of the common stock of Brenham held by American to holders of American common stock on the Record Date. Following the distributions, American shareholders will own approximately 10% of the outstanding common stock of Brenham. You will not be required to make any payment, surrender or exchange your shares of American common stock or take any other action to receive your shares of Brenham common stock.

The Number of Shares You Received in the Brenham Spin-Off

For every share of American common stock that you owned at the close of business on June 16, 2010, the Record Date, you received one share of common stock of Brenham on the distribution date of July 21, 2010. As described below under "When and How You Received the Dividend.”

When and How You Received the Dividend

American has distributed the shares of Brenham common stock on/or about July 21, 2010, the distribution date. Registrar and Transfer Company, which currently serves as the transfer agent and registrar for American’s common stock, also serves as transfer agent and registrar for the Brenham common stock and as distribution agent in connection with the spin-off.

If you owned American common stock as of the close of business on the Record Date, the shares of Brenham common stock that you were entitled to receive in the spin-off should have been issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to shareholders.

Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of American common stock and you are the registered holder of the American shares represented by those certificates, the transfer agent, acting as distribution agent, mailed to physical stock certificates issued in your name. If you have any questions concerning the mechanics of having shares of Brenham common stock registered in book-entry form, you are encouraged to contact Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572, by phone at (800) 456-0596, or by e-mail at reboyle@rtco.com

Most American shareholders hold their shares of American common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your American common stock through a bank or brokerage firm, your bank or brokerage firm credited your account for the Brenham shares that you were entitled to receive in the spin-off dividend distribution. If you have any questions concerning the mechanics of having shares of Brenham common stock held in "street name," you are encouraged to contact your bank or brokerage firm.

Results of the Spin-Off Transaction

As a result of the spin-off, while we become a separate public company, no trading market for our shares exists nor will any trading market commence until after the effective date of this registration statement. Immediately following the spin-off, based on the number of registered shareholders of American common stock on June 16, 2010, the Record Date, we have approximately 1,200 shareholders. The spin-off will not affect the number of outstanding shares of American common stock or any rights of American shareholders.

Information Regarding Selling Shareholders

   This prospectus also provides for and relates to the public resale by our selling shareholders, from time to time, of up to a total of 10,297,019 shares of our common stock at a fixed price of $0.0012 per share, until such time as our shares become subject to quotation on the OTCBB. Our selling shareholders are underwriters as that term is defined under the Act. The number of shares subject to resale following the effective date of the registration statement as follows:

-   2,686,777 shares by Brenham’s affiliated shareholders; and

-   7,610,242 shares by other shareholders who received Spin-Off Shares.

All of the 10,297,019 shares issued in the Spin-Off Distribution are already issued and outstanding.

The following table, based upon information currently known to us, sets forth as March 31, 2011: (i) the number of shares held of record or beneficially by the officers, directors and affiliates of selling shareholders as of that date; (ii) the percentage of the outstanding shares that the shares held by such affiliated selling shareholder represents (iii) the number of shares that may be offered under this prospectus, and (iii) a footnote reference to any material relationship between us and the selling shareholder, if any.

The number of shares beneficially owned by each such affiliated selling shareholder named in the table below is determined under rules of the Securities and Exchange Commission (SEC) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after March 31, 2011 through the exercise of any warrant or other right, or conversion of any security. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

None of the affiliated selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

Each affiliated selling shareholder’s percentage of ownership in the following table is based on 99,977,093 shares of common stock outstanding as of March 31, 2011.

				Number of common
	Shares beneficially owned			shares registered in	Shares beneficially
	prior to the offering			this prospectus	owned after offering
Selling Affiliated Shareholders	Number		Percent		Number	Percent

American International Industries, Inc.	54,680,074	(1)	54.69%	-	54,680,074	54.69%
S. Scott Gaille	20,000,000	(2)	20.00%	-	20,000,000	20.00%
Sherry McKinzey	805,350	(3)	*	79,920	885,270	*
Steven M. Plumb	7,500,000		7.50%	-	7,500,000	7.50%
Daniel Dror	-	(4)	-	118,200	118,200	*
Daniel Dror II	5,000,000		5.00%	-	5,000,000	5.00%
L. Roger Hardy	-	(5)	-	-	-	-
William R. Trojan	-	(6)	-	-	-	-
International Diversified Corp., Ltd.	2,488,657	(7)	2.49%	2,488,657	-	-

* Represents less than 1% of the outstanding shares.
(1) American International Industries, Inc. is the parent and controlling shareholder of Brenham.
(2) S. Scott Gaille is the Company’s President and a Director.
(3) Sherry McKinzey is the Company’s CFO and owns beneficially 885,270 shares of which 79,920 shares are spin-off distribution shares.
(4) Daniel Dror is the Company’s CEO and Chairman.
(5) L. Roger Hardy is a Vice President Technology of the Company.
(6) William R. Trojan is a Director of the Company.
(7) International Diversified Corp. Ltd. is owned by Elkana Faiwuszewicz, who is the brother of Mr. Dror. Mr. Dror disclaims beneficial ownership of International Diversified Corp. Ltd.

	Shares beneficially owned			Shares beneficially
	prior to the offering		Number of common shares	owned after the offering
Selling Non-Affiliated Shareholder	Number	Percent	registered in this prospectus	Number	Percent
CEDE & CO	5,587,655	5.59%	5,587,655	0	0.00%
ACME LTD	116	0.00%	116	0	0.00%
BLACK HAWK PROPERTIES INC	8	0.00%	8	0	0.00%
ELIZABETH CONTE	8	0.00%	8	0	0.00%
BOEING COX	8	0.00%	8	0	0.00%
WILLIAM DARTMOUTH TTEE	6,221	0.01%	6,221	0	0.00%
WILLIAM DARTMOUTH	31,104	0.03%	31,104	0	0.00%
DELTA FINANCIAL RESOURCES INC	5,528	0.01%	5,528	0	0.00%
DUFO LTD	58	0.00%	58	0	0.00%
ARNOLD FELTS	230	0.00%	230	0	0.00%
COLETTA GARDINER	8	0.00%	8	0	0.00%
LYNNEA BETH GOODLEY	8	0.00%	8	0	0.00%
MARY HASSELL	22	0.00%	22	0	0.00%
CAROLYN JACKSON	18	0.00%	18	0	0.00%
KAREN KARLSRUD	2,511	0.00%	2,511	0	0.00%
JOHN KUHBACHER	70	0.00%	70	0	0.00%
TRAVIS ROBERT LAU	8	0.00%	8	0	0.00%
WARREN LAU	58	0.00%	58	0	0.00%
WILLIAM LEWISHAM	2,282	0.00%	2,282	0	0.00%
MARK S MCCOLLUM	8	0.00%	8	0	0.00%
STAN MILIC	105	0.00%	105	0	0.00%
ALIFEHIM PRODANI	38	0.00%	38	0	0.00%
SHIRLEY ANN RICHART	5	0.00%	5	0	0.00%
TRACEY SCASTA	27	0.00%	27	0	0.00%
SOUTHERN ACQUISITIONS INC	972	0.00%	972	0	0.00%
SPREAD INTERNATIONAL	308	0.00%	308	0	0.00%
DAVID R STRAWN	174	0.00%	174	0	0.00%
SWISS AMERICAN LTD	208	0.00%	208	0	0.00%
LOUISE WILLIAMS	8	0.00%	8	0	0.00%
WRIGHT FAMILY HOLDINGS INC	10,116	0.01%	10,116	0	0.00%
DWAYNE E ADAMS	26	0.00%	26	0	0.00%
ALAMEDA CORPORATION	829,440	0.83%	829,440	0	0.00%
AMERICAN CREST INC	1,107	0.00%	1,107	0	0.00%
JOSEPH F ANGELO IRA	1,300	0.00%	1,300	0	0.00%
HOWARD AUSTIN	47	0.00%	47	0	0.00%
BANK OF NEW YORK	230	0.00%	230	0	0.00%
KRISTIN BARRS	6	0.00%	6	0	0.00%
DWAYNE BATERS	9	0.00%	9	0	0.00%
SHEILA BATERS & MIKE BATERS	8	0.00%	8	0	0.00%
ROBERT C BEAUDREAULT	519	0.00%	519	0	0.00%
CAROL G BENTLEY	156	0.00%	156	0	0.00%
DAVID F BERRY	519	0.00%	519	0	0.00%
ROBERT BEVILLE	22	0.00%	22	0	0.00%
LYDELL S BLACK	32	0.00%	32	0	0.00%
JAMES BLACKWELL	33	0.00%	33	0	0.00%
JANET B BOWERS	26	0.00%	26	0	0.00%
DORIS L BRANDT	6	0.00%	6	0	0.00%
MARIE A BRANTLEY	26	0.00%	26	0	0.00%
RICHARD BREEDLOVE	35	0.00%	35	0	0.00%
ANNE BRENNAN IRA	3,003	0.00%	3,003	0	0.00%
DOUGLAS T BROWN	6	0.00%	6	0	0.00%
DON A BUCKALEW SR	116	0.00%	116	0	0.00%
JIM P BURNS	465	0.00%	465	0	0.00%
C & K INVESTMENTS	515	0.00%	515	0	0.00%
PATRICK CALABRIA IRA	1,300	0.00%	1,300	0	0.00%
EARL CAMPBELL	230	0.00%	230	0	0.00%
MICHAEL R CARR	5	0.00%	5	0	0.00%
DIANA CECIL	1,300	0.00%	1,300	0	0.00%
KENT M. CHATFIELD & JACQUELINE	22	0.00%	22	0	0.00%
GEORGE G COFFINAS	2,282	0.00%	2,282	0	0.00%
COLLECTION CORP OF ORLANDO	102	0.00%	102	0	0.00%
WILLIAM COLLINS	278	0.00%	278	0	0.00%
RICHARD A & SANDRA H CONOVER	8	0.00%	8	0	0.00%
MICHAEL F CORTE	29	0.00%	29	0	0.00%
DON CRAWFORD	92	0.00%	92	0	0.00%
DAVE F BERRY CUST	864	0.00%	864	0	0.00%
ANNE DAVIDSON	1,037	0.00%	1,037	0	0.00%
DONALD DAVIS	566	0.00%	566	0	0.00%
EILEEN S DEBBI & SHAUL DEBBI	31,272	0.03%	31,272	0	0.00%
DELTA SEABOARD WELL SERVICE INC	2,592	0.00%	2,592	0	0.00%
ROBERT W DERRICK JR	8,394	0.01%	8,394	0	0.00%
DWAYNE DESLATTE	17	0.00%	17	0	0.00%
THOMAS DORAN	15	0.00%	15	0	0.00%
CHRISTINA DREYER	53	0.00%	53	0	0.00%
LANCE W DREYER	105	0.00%	105	0	0.00%
DROR CHARITABLE FOUNDATION FOR	107,200	0.11%	107,200	0	0.00%
BARBARA FRANZHEIM TTEE	522,384	0.52%	522,384	0	0.00%
BARBARA FRANZHEIM TTEE	160,000	0.16%	160,000	0	0.00%
GABRIELA DROR	17,280	0.02%	17,280	0	0.00%
JEFF EWALT	8	0.00%	8	0	0.00%
FERRIGNO BARRY & ALLEN BARRY	2,856	0.00%	2,856	0	0.00%
MARC H FIELDS	4,148	0.00%	4,148	0	0.00%
ROBERT FLETCHER	12	0.00%	12	0	0.00%
DALIA FRIED	1,430	0.00%	1,430	0	0.00%
BETH E GANSLEN	8,218	0.01%	8,218	0	0.00%
GREGORY E GANSLEN	8,218	0.01%	8,218	0	0.00%
NORA JEAN GANSLEN	8,218	0.01%	8,218	0	0.00%
NORMAN J GANSLEN	125,684	0.13%	125,684	0	0.00%
CARLA C GARY	156	0.00%	156	0	0.00%
HAROLD & DIANE M GELIEBTER	7,109	0.01%	7,109	0	0.00%
FREDERICK L GIBBS JR & IRENE NAVA JT	116	0.00%	116	0	0.00%
MYRON W GOLDSTEIN IRA	5,189	0.01%	5,189	0	0.00%
VINCE B GUZIK	40	0.00%	40	0	0.00%
GERALD E HAHN	2,074	0.00%	2,074	0	0.00%
LISA HALL	6	0.00%	6	0	0.00%
HARDEE CAPITAL PARTNERS LP	103,680	0.10%	103,680	0	0.00%
ALLEN D HARRIS	84	0.00%	84	0	0.00%
CHARLES ALAN HARRIS	6	0.00%	6	0	0.00%
ROBIN J HART	230	0.00%	230	0	0.00%
RAYMOND C HARTIS	6,000	0.01%	6,000	0	0.00%
RICHARD A HARTIS	1,208	0.00%	1,208	0	0.00%
JAMES C HASSELL	116	0.00%	116	0	0.00%
JUANA HERNANDEZ	12	0.00%	12	0	0.00%
FRANK HERSEY	274	0.00%	274	0	0.00%
ERNEST ALFRED HEUBNER	6	0.00%	6	0	0.00%
JAMES R HOLCOMB	22	0.00%	22	0	0.00%
JOHNNY D HOLCOMB TOD	22	0.00%	22	0	0.00%
BOBBY HORNBROOK	70	0.00%	70	0	0.00%
MARIANNE HOUTENBOS	3,893	0.00%	3,893	0	0.00%
INVESTMENT OPPORTUNITY CORP	116	0.00%	116	0	0.00%
EDWARD H JACKSON	2,074	0.00%	2,074	0	0.00%
OTIS JACKSON	17	0.00%	17	0	0.00%
RUTHA JACKSON	17	0.00%	17	0	0.00%
HENRY T JAMES	64	0.00%	64	0	0.00%
CHRISTOPHER H JUNCO	8	0.00%	8	0	0.00%
EMILY DENISE KING	831	0.00%	831	0	0.00%
JONATHAN STUART KING	831	0.00%	831	0	0.00%
REBECCA LEIGH KING	831	0.00%	831	0	0.00%
WILLIAM E KING	2,074	0.00%	2,074	0	0.00%
LAWRENCE J KLINGAMAN	8	0.00%	8	0	0.00%
SUSAN RENEE KLINGAMAN	8	0.00%	8	0	0.00%
BILL E KOENEMAN	208	0.00%	208	0	0.00%
RAUL A LARA JR	40	0.00%	40	0	0.00%
ELIZABETH ANN LAU	8	0.00%	8	0	0.00%
ROSEMARY V LAU	9	0.00%	9	0	0.00%
RON LEDFORD	15	0.00%	15	0	0.00%
PHILIP L LEGGETT	148	0.00%	148	0	0.00%
MATTHEW JOSEPH LINDER	22	0.00%	22	0	0.00%
MATHEW W LINDSAY	178	0.00%	178	0	0.00%
SARAH R LINDSAY	178	0.00%	178	0	0.00%
MINAS LITOS	20	0.00%	20	0	0.00%
JOSEPH J MARINO	105	0.00%	105	0	0.00%
BEN D MASSEY	230	0.00%	230	0	0.00%
MATTHEWS FAMILY PARTNERSHIP	480	0.00%	480	0	0.00%
GUY E MATTHEWS	3,668	0.00%	3,668	0	0.00%
VINCENT P MAYER	8	0.00%	8	0	0.00%
JAMES MCGLON	47	0.00%	47	0	0.00%
CLYDE B MILLER	47	0.00%	47	0	0.00%
PATRICK J MILLER	14	0.00%	14	0	0.00%
STEVEN MLENAK & DIANE MLENAK	35	0.00%	35	0	0.00%
MLPF& S CUST FPO	476	0.00%	476	0	0.00%
FAZAHL MOHAMED	344	0.00%	344	0	0.00%
WILLIAM R MORRIS	5	0.00%	5	0	0.00%
ROB MOSES	105	0.00%	105	0	0.00%
MARTIN R NATHAN	1,666	0.00%	1,666	0	0.00%
JENNIFER NAVARRETE	12	0.00%	12	0	0.00%
STEVEN NIAMONITAKIS	3,555	0.00%	3,555	0	0.00%
JACK NORTON	27	0.00%	27	0	0.00%
MICAH O'BRIEN	26	0.00%	26	0	0.00%
TINA M OCHOA	17	0.00%	17	0	0.00%
DAVID F O'NIONS	50	0.00%	50	0	0.00%
WILLIAM PARKER KEOGH PLAN	1,300	0.00%	1,300	0	0.00%
DANIEL PARRIS	116	0.00%	116	0	0.00%
PERSHING LLC CUST FBO IRA	2,187	0.00%	2,187	0	0.00%
PATRICIA PETERS	5	0.00%	5	0	0.00%
MIKE D PETERSON	64	0.00%	64	0	0.00%
DORIS PHILLIPS	57	0.00%	57	0	0.00%
VIRGINIA PLANO	22	0.00%	22	0	0.00%
KURT POTTS & SHAWN POTTS JT	26	0.00%	26	0	0.00%
EUGENE PRICE	1,559	0.00%	1,559	0	0.00%
CHARLES C RAMSEY	36	0.00%	36	0	0.00%
LOUIS R REIF	8	0.00%	8	0	0.00%
MALCOLM ROANE	9	0.00%	9	0	0.00%
ROBYN S ROGERS	12	0.00%	12	0	0.00%
AVA ROOSEVELT	1,037	0.00%	1,037	0	0.00%
RONALD RUSSELL	6	0.00%	6	0	0.00%
REBEKAH LAIRD-RUTHSTROM	37,800	0.04%	37,800	0	0.00%
LAMONT RUYLE	231	0.00%	231	0	0.00%
BODHAN RYSZKOWSKI	14,218	0.01%	14,218	0	0.00%
BRIAN SCHINDLER	230	0.00%	230	0	0.00%
KENNETH SCHUERMAN	42	0.00%	42	0	0.00%
RAY SCHUH & KATHERINE SCHUH	116	0.00%	116	0	0.00%
MARIANNE SELWYN	238	0.00%	238	0	0.00%
ROLLIN E SHAFFER	64	0.00%	64	0	0.00%
HERBERT SHAPIRO JR	6,222	0.01%	6,222	0	0.00%
LEONARD H SIMON	4,000	0.00%	4,000	0	0.00%
JANET R SMITH	580	0.00%	580	0	0.00%
RUSSELL L SNYDER	53	0.00%	53	0	0.00%
ROANNE STANLEY & DON STANLEY	8	0.00%	8	0	0.00%
JOHN W STUMP III	3,000	0.00%	3,000	0	0.00%
J FLOYD SWILLEY	116	0.00%	116	0	0.00%
JACK R TALAN	208	0.00%	208	0	0.00%
J W & NANCY KIMBROUGH TAYLOR	230	0.00%	230	0	0.00%
LARRY TAYLOR	6	0.00%	6	0	0.00%
MICHAEL TAYLOR	8	0.00%	8	0	0.00%
KRISTIN & MARCUS THALMAN	94	0.00%	94	0	0.00%
JANEEN L THOMPSON	48	0.00%	48	0	0.00%
PATTY VILLA	22	0.00%	22	0	0.00%
STEVEN J WALES & PEGGY A LANDRUM	208	0.00%	208	0	0.00%
WALK IN THE PARK TRUST	10,368	0.01%	10,368	0	0.00%
MARTIN WEINSTEIN IRA	2,380	0.00%	2,380	0	0.00%
WILLIAM C WHITE	21	0.00%	21	0	0.00%
KENDALL WHITWORTH	437	0.00%	437	0	0.00%
JEFF WILLIAMS	208	0.00%	208	0	0.00%
STEPHEN WILSON	18	0.00%	18	0	0.00%
STEPHANIE E WILSON	168	0.00%	168	0	0.00%
JOHN WINGENBACH	416	0.00%	416	0	0.00%
SAMANTHA WISE & JAMES WISE JT	8	0.00%	8	0	0.00%
STEPHEN A YORK & LORAINE K YORK JT	71	0.00%	71	0	0.00%
JOHN ZAONTZ & PROCILLA ZAONTZ JT	665	0.00%	665	0	0.00%
CHARLES ZELLER TTEE	6,320	0.01%	6,320	0	0.00%
EFTHIMIOS ZISIMOPOULOS	1,680	0.00%	1,680	0	0.00%

Material U.S. Federal Income Tax Consequences of the Spin-Off Transaction

The Spin-Off Transaction does not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code. American’s share holders who received our shares of common stock in the Spin-Off Transaction will be treated as if such shareholder received a taxable distribution in an amount equal to $0.0012 per share, the price of the last private sale of our shares of common stock on August 17, 2010, multiplied by the number of shares received.

This discussion only addresses holders of American common stock that are U.S. holders and hold such stock as a capital asset within the meaning of Section 1221 of the Code. Further, this disclosure only discusses material tax consequences and does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder's particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, and holders who hold their American common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired American common stock pursuant to the exercise of employee stock options or otherwise as compensation). No information is provided herein with respect to the tax consequences of the spin-off under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the federal income tax.

Market for Common Stock of Brenham

At present, there is only a limited public market for the common stock of Brenham. We are subject to quotation on the OTCBB under the symbol "BRHM". There can be given no assurance that a trading market in Brenham's common stock will commence.

Reasons for the Spin-Off Transaction

During the fall of 2009, American's management, in reviewing the strategic agendas and prospects of its various businesses, concluded that a separation of Brenham into a separately traded public company would best facilitate the business objective and growth potentials of its businesses. After deliberations by American’s Board of Directors, the Board on April 8, 2010, approved the spin-off transaction. Among the factors considered in arriving at this determination were:

• Brenham generally faces different strategic and competitive challenges. As a result, American management and the American Board determined that, in Brenham's current configuration, when facing strategic and operating issues for a particular business objective, whether having to do with transactional alternatives, capital investment, new business initiatives, compensation or otherwise, had the potential to lead to different decisions than might be made by standalone companies. American concluded, therefore, that the current structure may not be the most responsive to the immediate needs of Brenham’s business objectives and that the spin-off will enhance the success of Brenham’s business objectives by enabling American and Brenham to resolve the problems that arise from the operation of different business objectives  within the American holding structure.

• The lack of a liquid equity currency linked directly to the Brenham business constrained Brenham’s ability to transact in its own industry and to provide equity-based incentive programs for employees that were entirely dependent on the performance of the specific business.

• The creation of an independent equity structure for the Company that will facilitate our ability to fund our business plan of acquiring a portfolio of oil and gas assets in the United States and international locations with an initial focus on Africa.

Because American concluded that the separation of Brenham would over time enhance Brenham’s operating performance, open up strategic alternatives that may otherwise not have been readily available to them, and facilitate investor understanding and better target investor demand.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Shares by selling shareholders.

DETERMINATION OF OFFERING PRICE

The Offering price is $0.0012 per share based upon the last private sale of our common stock on August 17, 2010. Until such time as the Company’s shares become subject to quotation on the OTCBB, resales of our shares by selling shareholders shall be at a fixed price of $0.0012 per share.

DIVIDEND POLICY

At the present time, we intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business. The decision to pay dividends is at the discretion of our board of directors and depends on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

CERTAIN INFORMATION WITH RESPECT TO BRENHAM

Corporate Information

We were incorporated pursuant to the laws of the State of Texas as Brenham Oil & Gas Inc. in November 1997 and became a wholly-owned subsidiary of American International Industries, Inc. in November 1997. In connection with this spin-off transaction, Brenham Oil and Gas Corp, a Nevada corporation, was incorporated on April 21, 2010 and Brenham Oil & Gas Inc., a Texas corporation, became a wholly-owned subsidiary of Brenham, the Nevada corporation.

On April 8, 2010, the board of directors of American approved the distribution of 10,297,019 shares of common stock, on a pro rata 1 for 1 basis, to the shareholders of American. Following the distribution, American retained approximately 54% of our common stock.

Our principal executive offices are located at 601 Cien Street, Suite 235, Kemah, Texas 77565-3077, which are the executive offices of American, and are provided to us on a rent-free basis. The telephone number of our principal executive offices is (281) 334-9479. Our web site is brenhamoilandgas.com. The information on our web site does not constitute part of this prospectus.

Our Present Operations

At present, our sole asset is a passive oil and gas mineral royalty interest covering a twenty-four acre tract of land located in Washington County, Texas. The royalty interest is leased by Anadarko Petroleum Corporation for a term continuing until the covered minerals are no longer produced in paying quantities from the leased premises. Royalties on the covered minerals produced are paid to Brenham Oil & Gas as follows: (i) for oil and gas and other liquid hydrocarbons, and (ii) for gas (including casing head gas) the royalty is one-sixth of the net proceeds realized by Anadarko Petroleum Corporation on the sale thereof, less a proportionate part of ad valorem taxes and production, severance, or other excise taxes.

Our Business Plan

Our business objective is to become an independent oil and gas-focused exploration and production company with the intent to acquire oil and gas-related assets in the United States and international locations, with an initial focus on Africa. We believe that with our experienced management and technical team, equipped with industry data, newly available seismic technologies, industry contacts and adequate funding, we could acquire Potential Prospects that could be competitive with those of other oil and gas companies. After considering numerous global oil and gas-producing regions in which to focus our exploration and development efforts, we decided that an initial focus on Africa was appropriate due to the largely unrealized hydrocarbon potential offered within this region. We believe that we can be successful in acquiring such Potential Prospects inventory and that our potential asset portfolio could be commercially viable, provided that we can secure sufficient financing at acceptable terms and conditions.

Prior to joining Brenham, certain persons on our management team played a significant role in the assembly of oil and gas asset portfolios in Africa. On February 20, 2010, Scott Gaille agreed to join our management team in the position of President. Mr. Gaille has over 15 years of experience in the oil industry and has traveled to and participated in petroleum transactions in several African nations, assembling asset portfolios for other companies in Africa. Our management team also includes Rogers Hardy, who has experience in the oil and gas industry. See more detailed disclosure under “Directors and Executive Officers” below.

The Industry in Africa

Due to continued commercial discoveries of large hydrocarbon accumulations, Africa is a focus area for the global oil and gas industry. Nigeria, Angola, Equatorial Guinea and Ghana, have proven to be among the most prolific countries in the region. Companies with significant operations in the Africa region include Anadarko, BP, Chevron, Eni, Exxon Mobil, Noble Energy Inc., Petrobras, Shell, TOTAL and Tullow Oil and Gas, all of which have substantially greater financial and personnel resources than us with established operations in Africa.

Our Business Strategy

We plan to focus on locating and acquiring high-potential oil prospects domestically and internationally, with an initial focus on Africa. To date, we have not yet identified and acquired any Potential Prospects.

Focus near-term U.S. Gulf of Mexico and West Africa

We are planning to focus our near-term activities in Africa. We may also plan to participate as non-operator in the drilling of exploratory, appraisal and development wells in other prospective areas, both in the United States and internationally.

Maintain financial flexibility

We intend to use the proceeds from any capital raising activity and/or future offering to fund the exploration, appraisal and initial development of Potential Prospects. As our asset base develops, we plan to utilize a broader range of financing alternatives and strategies to fund our business plan, which will require substantial amounts of additional capital.

Our Competitive Strengths

Seeking well-defined prospect potential

We believe a data-intensive approach to Potential Prospect analysis, coupled with the expertise of our management team, will allow us to capture a portion of the attractive Potential Prospects available in our target regions. Notwithstanding the foregoing, as of the date of this prospectus, we have not yet identified any Potential Prospects.

We believe that there exist Potential Prospects within our targeted regions that may offer substantial, commercially viable resource potential due to similarities in the geologic profile to that of comparative prospects that have been successful. However, any analogies drawn by us from other wells, prospects or producing fields may not prove to be accurate indicators of the success of developing reserves from our Potential Prospects. Reference is being made to the subsection of this prospectus titled, "Risk Factors - We have no proved reserves and areas that we decide to drill may not yield oil and gas in commercial quantities or quality, or at all." We believe that our intention to use a data-intensive approach will enable us to obtain a competitive advantage in imaging the Potential Prospect region. We have not yet identified any Potential Prospects.

Our Business Plan Provides for Participation in the Oil Sector in Africa

We will endeavor to obtain a position in the offshore oil areas of Africa, based on our management team’s assessments of global hydrocarbon trends and resource potential. Our assessments will be based upon by our interpretation of seismic data, which we have not yet obtained, but which we intent to obtain in the future, together with the international operating experience of our management and technical teams and an in-depth evaluation of regional political risk and economic conditions.  To date, we have no contractual rights in any area in Africa or elsewhere, and we are dependent upon our ability to acquire such rights. If we are not issued licenses by the applicable licensing authorities within each country, in all likelihood we will not be able to commence exploration, development and production operations. While we have not yet identified any Potential Prospects, our management team is seeking to identify such opportunities. Analogies drawn by us from other wells, prospects or producing fields may not prove to be accurate indicators of the success of developing reserves from our Potential Prospects.

Long-term strategic relationships with industry leading oil and gas companies

We intend to develop and enter into long-term strategic relationships with other oil and gas companies. We believe that in the long-term, such alliances create a platform for organic exploration and development activities that will combine our exploration expertise with the recognized overall expertise of more established oil and gas companies.

Approach to data

Our Potential Prospect identification process is based upon a top-down and bottom-up approach.  The “top down” process seeks to utilize our management team’s prior experience of comparing petroleum licenses in a region for purposes of generating a “short-list” of blocks. The “bottom up” process seeks to obtain narrowly focused, prospect-specific data on a block-by-block basis. We intend to acquire and review the seismic data to complement management’s experience. We believe our approach has the potential to translate into a successful acquisition of high-quality prospects and expect that this approach will translate into drilling locations.

Competition

The oil and gas industry is highly competitive. We will encounter strong competition from other independent operators and from major oil and gas companies in acquiring properties and securing trained personnel. Many, if virtually all, of these competitors have financial and technical resources and personnel substantially larger than ours. As a result, our competitors should be able to pay more for desirable oil and gas properties, or to evaluate, bid for and purchase a greater number of properties than our financial or personnel resources will permit. Furthermore, these companies may also be better able to withstand the financial pressures of unsuccessful drill attempts, sustained periods of volatility in financial markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which would adversely affect our competitive position.

We are also affected by competition for drilling rigs and the availability of related equipment. To the extent that in the future we acquire and develop undeveloped properties, higher commodity prices generally increase the demand for drilling rigs, supplies, services, equipment and crews, and can lead to shortages of, and increasing costs for, drilling equipment, services and personnel. Over the past three years, oil and gas companies have experienced higher drilling and operating costs. Shortages of, or increasing costs for, experienced drilling crews and equipment and services could restrict our ability to drill wells and conduct our operations.

Competition is also strong for attractive oil and gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete satisfactorily when attempting to make further acquisitions.

Environmental Matters and Regulation

General

Our future operations may become subject to various stringent and complex international, foreign, federal, state and local environmental, health and safety laws and regulations governing matters including the emission and discharge of pollutants into the ground, air or water; the generation, storage, handling, use and transportation of regulated materials; and the health and safety of our employees. These laws and regulations may, among other things:

• require the acquisition of various permits before drilling commences;
• enjoin some or all of the operations of facilities deemed not in compliance with permits;
• restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and gas and natural gas drilling, production and transportation activities;
• limit or prohibit drilling activities in certain locations lying within protected or otherwise sensitive areas; and
• require remedial measures to mitigate pollution from our operations.

These laws and regulations may also restrict the rate of oil and gas and natural gas production below the rate that would otherwise be possible. Compliance with these laws can be costly; the regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability.

Moreover, public interest in the protection of the environment has increased in recent years. Offshore drilling in some areas has been opposed by environmental groups and, in other areas, has been restricted. Our operations could be adversely affected to the extent laws are enacted or other governmental action is taken that prohibits or restricts offshore drilling or imposes environmental requirements that result in increased costs to the oil and gas  industry in general, such as more stringent or costly waste handling, disposal or cleanup requirements.

The following is a summary of some of the existing laws or regulatory issues to which we and our business operations are or may be subject to in the future.

Oil and Gas Pollution Act of 1990

The U.S. Oil and Gas Pollution Act of 1990 ("OPA") and regulations thereunder impose liability on responsible parties for damages resulting from oil and gas spills into or upon navigable waters or in the exclusive economic zone of the U.S. Liability under the OPA is strict, joint and several and potentially unlimited. A "responsible party" under the OPA includes the lessee or permittee of the area in which an offshore facility is located. The OPA also requires the lessee or permittee of the offshore area in which a covered offshore facility is located to establish and maintain evidence of financial responsibility to cover potential liabilities related to an oil and gas spill for which such person would be statutorily responsible in an amount that depends on the risk represented by the quantity or quality of oil and gas handled by such facility. The MMS of the U.S. Department of the Interior ("DOI") has promulgated regulations that implement the financial responsibility requirements of the OPA. A failure to comply with the OPA's requirements or inadequate cooperation during a spill response action may subject a responsible party to civil, administrative and/or criminal enforcement actions.

Clean Water Act

The U.S. Federal Water Pollution Control Act of 1972, as amended ("CWA"), imposes restrictions and controls on the discharge of pollutants, produced waters and other oil and gas and natural gas wastes into waters of the U.S. These controls have become more stringent over the years, and it is possible that additional restrictions will be imposed in the future. Under the CWA, permits must be obtained to discharge pollutants into regulated waters. In addition, certain state regulations and the general permits issued under the federal National Pollutant Discharge Elimination System program prohibit discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the oil and gas industry into certain coastal and offshore waters. The CWA provides for civil, criminal and administrative penalties for unauthorized discharges of oil and gas and other hazardous substances and imposes liability on parties responsible for those discharges for the costs of cleaning up related damage and for natural resource damages resulting from the release. Comparable state statutes impose liabilities and authorize penalties in the case of an unauthorized discharge of petroleum or its derivatives, or other hazardous substances, into state waters.

Marine Protected Areas

Executive Order 13158, issued in 2000, directs federal agencies to safeguard existing Marine Protected Areas ("MPAs") in the U.S. and establish new MPAs. The order requires federal agencies to avoid harm to MPAs to the extent permitted by law and to the maximum extent practicable. It also directs the U.S. Environmental Protection Agency ("EPA") to propose regulations under the CWA to ensure appropriate levels of protection for the marine environment. This order and related CWA regulations have the potential to adversely affect our operations by restricting areas in which we may carry out future development and exploration projects and/or causing us to incur increased operating expenses.

Consideration of Environmental Issues in Connection with Governmental Approvals

Our operations will frequently require licenses, permits and other governmental approvals. Several federal statutes, including the Outer Continental Shelf Lands Act ("OCSLA"), the National Environmental Policy Act ("NEPA"), and the Coastal Zone Management Act ("CZMA") require federal agencies to evaluate environmental issues in connection with granting such approvals or taking other major agency actions. OCSLA, for instance, requires the DOI to evaluate whether certain proposed activities would cause serious harm or damage to the marine, coastal or human environment, and gives the DOI authority to refuse to issue, suspend or revoke permits and licenses allowing such activities in certain circumstances, including when there is a threat of serious harm or damage to the marine, coastal or human environment. Similarly, NEPA requires DOI and other federal agencies to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency must prepare an environmental assessment and, potentially, an environmental impact statement. CZMA, on the other hand, aids states in developing a coastal management program to protect the coastal environment from growing demands associated with various uses, including offshore oil and gas and natural gas development. In obtaining various approvals from the DOI, we will have to certify that we will conduct our activities in a manner consistent with any applicable CZMA program. Violation of these requirements may result in civil, administrative or criminal penalties.

Naturally Occurring Radioactive Materials

Wastes containing naturally occurring radioactive materials ("NORM"), may also be generated in connection with our operations. Certain oil and gas and natural gas exploration and production activities may enhance the radioactivity of NORM. In the U.S., NORM is subject primarily to regulation under individual state radiation control regulations. In addition, NORM handling and management activities are governed by regulations promulgated by the Occupational Safety and Health Administration. These regulations impose certain requirements concerning worker protection; the treatment, storage and disposal of NORM waste; the management of waste piles, containers and tanks containing NORM; and restrictions on the uses of land with NORM contamination.

Resource Conservation and Recovery Act

The U.S. Resource Conservation and Recovery Act, ("RCRA"), and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the EPA, individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development and production of crude oil and gas or natural gas are currently exempt from RCRA's requirements pertaining to hazardous waste and are regulated under RCRA's non-hazardous waste and other regulatory provisions. A similar exemption is contained in many of the state counterparts to RCRA. At various times in the past, proposals have been made to amend RCRA to rescind the exemption that excludes oil and gas and natural gas exploration and production wastes from regulation as hazardous waste. Accordingly, it is possible that certain oil and gas and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position. Also, in the course of our operations, we expect to generate some amounts of ordinary industrial wastes, such as waste solvents and waste oil and gas that may be regulated as hazardous wastes.

Air Pollution Control

The U.S. Clean Air Act ("CAA") and state air pollution laws adopted to fulfill its mandates provide a framework for national, state and local efforts to protect air quality. Our operations will utilize equipment that emits air pollutants subject to federal and state air pollution control laws. These laws require utilization of air emissions abatement equipment to achieve prescribed emissions limitations and ambient air quality standards, as well as operating permits for existing equipment and construction permits for new and modified equipment. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the CAA and associated state laws and regulations, including the suspension or termination of permits and monetary fines.

Superfund

The U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), also known as "Superfund," imposes joint and several liability for response costs at certain contaminated properties and damages to natural resources, without regard to fault or the legality of the original act, on some classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current or past owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance at the site. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur.

Protected Species and Habitats

The federal Endangered Species Act, the federal Marine Mammal Protection Act, and similar federal and state wildlife protection laws prohibit or restrict activities that could adversely impact protected plant and animal species or habitats. Oil and gas and natural gas exploration and production activities could be prohibited or delayed in areas where such protected species or habitats may be located, or expensive mitigation may be required to accommodate such activities.

Climate Change

Climate change regulation has gained momentum in recent years internationally and domestically at the federal, regional, state and local levels. Various U.S. regions and states have already adopted binding climate change legislation. In June 2009, the U.S. House of Representatives approved the American Clean Energy and Security Act of 2009 which, if adopted into law, would require significant reductions in emissions of greenhouse gases via a federal cap-and-trade system to which a variety of emitters, including certain electricity generators and certain producers and importers of specified fuels, would be subject. The U.S. Senate is currently working on companion bills, which could soon result in federal binding legislation. The EPA, in a parallel track, is also proposing greenhouse gas regulation. In April 2009, the EPA proposed its so-called "endangerment finding", i.e., a determination under the CAA that greenhouse gases contribute to air pollution which may endanger public health or welfare. In September 2009, the EPA proposed two rules—one which would regulate greenhouse gas emissions from vehicles and a second which provides that once the endangerment finding and the vehicle rule are finalized, greenhouse gas emissions from various facilities and other stationary sources would be regulated under the CAA.

On the international level, various nations, including Angola and Gabon, have committed to reducing their greenhouse gas emissions pursuant to the Kyoto Protocol. The international community was meeting in December 2009 in Copenhagen to negotiate a successor agreement to that protocol which by its terms expires in 2012. Passage of a successor international agreement, US federal climate change regulation or laws or climate change regulation in other regions in which we conduct business could have an adverse effect on our results of operations, financial condition and demand for oil and gas and natural gas.

Health and Safety

Our operations may become subject to the requirements of the federal Occupational Safety and Health Act ("OSH Act") and comparable state statutes. These laws and their implementing regulations strictly govern the protection of the health and safety of employees. The OSH Act hazard communication standard, EPA community right-to-know regulations under Title III of the Superfund Amendments and Reauthorization Act of 1986 and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations. Such laws and regulations also require us to ensure our workplaces meet minimum safety standards and provide for compensation to employees injured as a result of our failure to meet these standards as well as civil and/or criminal penalties in certain circumstances.

Accidental spills or releases may occur in the course of our future operations, and we cannot assure you that we will not incur substantial costs and liabilities as a result, including costs relating to claims for damage to property and persons. Moreover, environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure you that we have been or will be at all times in compliance with such laws, or that environmental laws and regulations will not change or become more stringent in the future in a manner that could have a material adverse effect on our financial condition, results of operations or ability to make distributions to you.

Other Regulation Related to the Oil and Gas Industry

The oil and gas industry is regulated by numerous federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and gas industry may increase our cost of doing business by increasing the future cost of transporting our production to market, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

Homeland Security Regulations

The Department of Homeland Security Appropriations Act of 2007 requires the Department of Homeland Security ("DHS") to issue regulations establishing risk-based performance standards for the security of chemical and industrial facilities, including oil and gas and natural gas facilities that are deemed to present "high levels of security risk." The DHS is currently in the process of adopting regulations that will determine whether our operations may in the future be subject to DHS-mandated security requirements. Presently, it is not possible to accurately estimate the costs we could incur, directly or indirectly, to comply with any such facility security laws or regulations, but such expenditures could be substantial.

Development and Production

Development and production operations are subject to various types of regulation at federal, state and local levels. These types of regulation include requiring permits for the drilling of wells, the posting of bonds in connection with various types of activities and filing reports concerning operations. U.S. laws under which we operate may also regulate one or more of the following:

• the location of wells;
• the method of drilling and casing wells;
• the surface use and restoration of properties upon which wells are drilled;
• the plugging and abandoning of wells; and
• notice to surface owners and other third parties.

U.S. Coast Guard and the U.S. Customs Service

In case we have to transport drilling rigs to potential sites in the U.S. Gulf of Mexico, our operation of such drilling rigs would become subject to the rules and regulations of the U.S. Coast Guard and the U.S. Customs Service. Such regulation sets safety standards, authorizes investigations into vessel operations and accidents and governs the passage of vessels into U.S. territory. We would be required by these agencies to obtain various permits, licenses and certificates with respect to these operations.

International Laws and Regulations

Our exploration and production activities that may occur in other nations, including those in Africa, are subject to the laws and regulations of such nations. These regulations may govern licensing for drilling operations, mandatory involvement of local partners in our operations, taxation of our revenues, safety and environmental matters and our ability to operate in such jurisdictions as a foreign participant.

Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that could substantially increase our costs.

Employees

As of March 31, 2011, we had 5 employees. All employees are currently located in the U.S. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that relations with our employees are satisfactory.

Offices

We currently utilize approximately 1,500 square feet of office space at the offices of American located at 601 Cien Street, Suite 235, Kemah, TX 77565-3077, which are provided to us by American on a rent-free basis.

Legal Proceedings

We are not party to any legal proceedings. However, from time to time in the future we may be subject to various lawsuits, claims and proceedings that arise in the normal course of business, including employment, commercial, environmental, safety and health matters. It is not presently possible to determine whether any such matters will have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

FINANCIAL STATEMENTS

The unaudited consolidated financial statements for the periods ended March 31, 2011 and 2010, and the audited consolidated financial statements for the years ended December 31, 2010 and 2009 are included with this prospectus as follows:

Page
Unaudited Consolidated Balance Sheets - March 31, 2011 and December 31, 2010	34
Unaudited Consolidated Statements of Operations - Three Months Ended March 31, 2011 and 2010 and for the Period from November 7, 1992 (inception) to March 31, 2011	35
Unaudited Consolidated Statements of Cash Flows - Three Months Ended March 31, 2011 and 2010 and for the Period from November 7, 1992 (inception) to March 31, 2011	36
Notes to Unaudited Consolidated Financial Statements	37

Report of Independent Registered Public Accounting Firm	39
Consolidated Balance Sheets as of December 31, 2010 and 2009	40
Consolidated Statements of Operations for the Years Ended December 31, 2010 and 2009 and for the Period from November 7, 1997 (inception) to December 31, 2010	41
Consolidated Statements of Changes in Stockholders’ Equity for the Period from November 7, 1997 (inception) to
December 31, 2010	42
Consolidated Statements of Cash Flow for the Years Ended December 31, 2010 and 2009 and for the Period from November 7, 1997 (inception) to December 31, 2010	43
Notes to Consolidated Financial Statements	44

BRENHAM OIL & GAS CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$6,687	$6,394
Receivable – related party	-	24,563
Total assets	$6,687	$30,957

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$15,364	$13,034
Accounts payable - related party	32,221	20,956
Total liabilities	47,585	33,990

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized,
99,977,093 shares issued and outstanding, respectively	9,998	9,998
Additional paid-in capital	58,568	58,568
Accumulated deficit, during the exploration stage	(109,464)	(71,599)
Total stockholders' deficit	(40,898)	(3,033)
Total liabilities and stockholders' deficit	$6,687	$30,957

See accompanying notes to the unaudited consolidated financial statements.

BRENHAM OIL & GAS CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 AND FOR
THE PERIOD FROM NOVEMBER 7, 1997 (INCEPTION) TO MARCH 31, 2011
(Unaudited)

	For the Three Months Ended March 31,		Inception to March 31,
	2011	2010	2011

Revenue	$450	$626	$110,170

Costs and expenses:
General and administrative	38,315	130	224,805

Operating income (loss)	(37,865)	496	(114,635)

Other income (expense)
Interest income	-	-	19,123
Interest expense	-	-	(1,150)
Total other income	-	-	17,973

Income (loss) before income taxes	(37,865)	496	(96,662)
Income tax provision	-	126	12,802
Net income (loss)	$(37,865)	$370	$(109,464)

Net income (loss) per share - basic and diluted	$(0.00)	$0.00

Weighted average number of common shares outstanding - basic and diluted	99,977,093	64,977,093

See accompanying notes to the unaudited consolidated financial statements.

BRENHAM OIL & GAS CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010 AND FOR
THE PERIOD FROM NOVEMBER 7, 1997 (INCEPTION) TO MARCH 31, 2011
(Unaudited)

	For the Three Months Ended March 31,		Inception to March 31,
	2011	2010	2011

Cash flows from operating activities:
Net income (loss)	$(37,865)	$370	$(109,464)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Stock-based compensation	-	-	45,466
Non-cash compensation	19,880		19,880
Changes in current assets and liabilities:
Accounts payable	2,330	-	15,364
Accounts payable - related parties	-	-	3,456
Net cash provided by (used in) operating activities	(15,655)	370	(25,298)

Cash flows from investing activities
Collections from (advances to) related party, net	15,948	-	(8,615)
Net cash provided by investing activities	15,948	-	(8,615)

Cash flows from financing activities
Proceeds from related party advances	-	-	17,500
Proceeds from sale of common stock	-	-	23,100
Net cash provided by financing activities	-	-	40,600

Net increase in cash	293	370	6,687
Cash and cash equivalents, beginning of period	6,394	6,908	-
Cash and cash equivalents, end of period	$6,687	$7,278	$6,687

Supplemental disclosures:
Interest paid	$-	$-	$1,150
Income taxes paid	$-	$-	$12,802

See accompanying notes to the unaudited consolidated financial statements.

BRENHAM OIL & GAS, CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 - Summary of Significant Accounting Policies

The accompanying unaudited interim consolidated financial statements of Brenham Oil & Gas Corp. (“Brenham”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited consolidated financial statements and notes thereto herein for the year ended December 31, 2010. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year have been omitted.

Brenham Oil & Gas, Inc. was incorporated under the laws of the State of Texas in November 1997 and became a wholly-owned subsidiary of American International Industries, Inc. ("American") in November 1997. On April 21, 2010, the Company was re-domiciled in Nevada as Brenham Oil & Gas Corp. and Brenham Oil & Gas, Inc. became a wholly-owned subsidiary of Brenham. American was issued 64,977,093 shares of common stock of Brenham in connection with the reorganization in exchange for all shares outstanding of Brenham Oil & Gas, Inc. The reorganization has been retroactively applied to the consolidated financial statements for all periods presented.

Our sole asset is an oil and gas mineral royalty interest covering a twenty-four acre tract of land located in Washington County, Texas, which is carried on the balance sheet at $0. The royalty interest is currently leased by Anadarko Petroleum Corporation for a term continuing until the covered minerals are no longer produced in paying quantities from the leased premises.

Royalties on the minerals produced are paid to Brenham as follows: (i) for oil and other liquid hydrocarbons, and (ii) for gas (including casing-head gas), the royalty is one-sixth of the net proceeds realized by Anadarko Petroleum Corporation on the sale thereof, less a proportionate part of ad valorem taxes and production, severance, or other excise taxes. In addition, Brenham is entitled to shut-in royalties of $1 per acre of land for every ninety day period within which one or more of the wells in leased premises, or lands pooled therewith, are capable of producing paying quantities, but such wells are either shut-in or production is not being sold. From November 7, 1997 (inception) through March 31, 2011, Brenham has received $110,170 in royalty income, which is in revenue in the unaudited consolidated statement of operations.

Brenham is an exploration stage company and will continue to be so until commencement of substantial production from its oil and gas operations.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Brenham considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consist primarily of advances to related parties and are carried at the expected net realizable value.

Income Taxes

Brenham is a taxable entity and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the temporary differences reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date of the rate change. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized. Interest and penalties associated with income taxes are included in selling, general and administrative expense.

Brenham has adopted FIN 48 (ASC 740-10) “Accounting for Uncertainty in Income Taxes” which prescribes a comprehensive model of how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 states that a tax benefit from an uncertain position may be recognized if it is "more likely than not" that the position is sustainable, based upon its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. As of March 31, 2011, Brenham had not recorded any tax benefits from uncertain tax positions.

Net Income (Loss) Per Share

Net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of shares outstanding during a period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding.  Basic and diluted net income (loss) per share were the same, as there were no common stock equivalents outstanding.

Subsequent Events

Brenham has evaluated all transactions from March 31, 2011 through the financial statement issuance date for subsequent event disclosure consideration.

Recent Accounting Pronouncements

There were various accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

Note 2. Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of Brenham as a going concern. Brenham has a working capital deficit of $40,898 a stockholders’ deficit of $40,898, and an accumulated deficit of $109,464 as of March 31, 2011. In addition, Brenham has generated a loss of $37,865 during the three months ended March 31, 2011, and currently has no material revenues generated from operations. These factors raise substantial doubt about our ability to continue as a going concern.

We are actively seeking is to become an independent, oil and gas-focused exploration and production company with the intent to acquire prospect inventory in the United States and international locations, with an initial focus on Africa. Although we are seeking such opportunities, it is unlikely that we will be able to consummate any such transaction which would generate sufficient revenues to sustain our operations. We anticipate the need for additional debt or equity financing and if Brenham raises additional funds through equity financing transactions, the issuance of additional shares would dilute the ownership of existing shareholders. However, Brenham has no commitment from any party to provide additional capital and there is no assurance that such funding will be available when needed, or if available, that its terms will be favorable or acceptable to Brenham. Brenham is reliant on a related party to provide working capital. There is no assurance that such related party will continue to provide working capital.

Note 3. Receivables and Payables - Related Party

Related party receivables at December 31, 2010 represent amounts owed by Brenham’s parent, American. At March 31, 2011, there are no related party receivables owed by American. Related party payables at December 31, 2010 represent $17,500 owed to the Dror Family Trust and $3,456 owed to Scott Gaille for operating expenses. Related party payables at March 31, 2011 represent $17,500 owed to the Dror Family Trust and $11,265 owed to American as advances to assist with Brenham's operating expenses, and $3,456 owed to Scott Gaille for operating expenses. Dror Family Trust is a related party to Daniel Dror, CEO. Scott Gaille is the President of Brenham.  During the three months ended March 31, 2011, American issued shares of common stock valued at $19,880 for consulting services on behalf of Brenham.

Note 4. Equity

In December 1997, Brenham sold 64,977,093 common shares to a related party for $1,000.

In April 2010, American, the sole stockholder of Brenham Oil & Gas, Inc., entered into a Separation and Distribution Agreement to spin off Brenham Oil & Gas, Inc. from its parent. In conjunction with this transaction, American formed Brenham Oil & Gas, Corp., a Nevada corporation, with authorized common stock of 200,000,000 shares and authorized preferred stock of 10,000,000 shares. Brenham issued 64,977,093 shares of common stock to American for all shares of Brenham Oil & Gas, Inc., of which American issued as a dividend 10,297,019 shares to the existing stockholders of American, on a one-for-one basis. Brenham issued 13,000,000 shares of common stock for cash consideration of $22,100 and 22,000,000 shares for services valued at $45,466. American maintains control of Brenham through ownership of 54,680,074 shares of Brenham's common stock, representing about 55% of the outstanding shares as of March 31, 2011.

Note 5. Income Taxes

The components of the income tax provision (benefit) for each of the periods presented below are as follows:

	Three Months Ended March 31,
	2011	2010
Current	$-	$126
Deferred	-	-
Total income tax provision (benefit)	$-	$126

The effective income tax expense differed from the computed “expected” federal income tax expense on earnings before income taxes for the following reasons:

	Three Months Ended March 31,
	2011	2010
Computed federal income tax provision (benefit)	$(12,874)	$126
Increase in valuation allowance	12,874	-
Total	$-	$126

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

	March 31, 2011	December 31, 2010
Deferred tax assets:
Net operating loss carryforwards	$44,000	$26,000
Valuation allowance	(44,000)	(26,000)
Total deferred tax asset	$-	$-

At March 31, 2011 and December 31, 2010, Brenham had a federal income tax net operating loss (“NOL”) carryforwards of approximately $44,000 and $26,000, respectively. The NOL carryforward expires in 2030. The value of this carryforward depends on our ability to generate taxable income. A change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize our net operating loss carryforward. Additionally, because federal tax laws limit the time during which the net operating loss carryforward may be applied against future taxes, if Brenham fails to generate taxable income prior to the expiration dates, Brenham may not be able to fully utilize the net operating loss carryforward to reduce future income taxes. Brenham has had cumulative losses and there is no assurance of future taxable income, therefore, a valuation allowance has been recorded to fully offset the deferred tax asset at March 31, 2011.

Note 6. Contingent Liabilities

Brenham became a separate public company through a spin-off transaction to holders of common stock of American. Brenham is offering to purchase all of the spin-off shares in the spin-off distribution at the rescission offer purchase price. The rescission offer may result in a contingent liability of $12,335, plus accrued interest from July 21, 2010 through the expiration date of the rescission offer, which is July 22, 2011, to be calculated at a rate of five (5%) percent per annum.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Brenham Oil & Gas Corp.
(An Exploration Stage Company)
Kemah, Texas

We have audited the accompanying consolidated balance sheets of Brenham Oil & Gas Corp. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the years then ended and for the period from November 7, 1997 (inception) to December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brenham Oil & Gas Corp., as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended and for the period from November 7, 1997 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital and stockholders’ deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 17, 2011

BRENHAM OIL & GAS CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$6,394	$6,908
Receivable – related party	24,563	79,439
Total assets	$30,957	$86,347

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
Accounts payable	$13,034	-
Accounts payable - related party	20,956	$-
Total liabilities	33,990	-

Commitments and contingencies	-	-

Stockholder's equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	$-	$-
Common stock, $0.0001 par value, 200,000,000 shares authorized,
99,977,093 and 64,977,093 shares issued and outstanding, respectively	9,998	6,498
Additional paid-in capital	58,568	(5,498)
Accumulated earnings (deficit), during the exploration stage	(71,599)	85,347
Total stockholder's equity (deficit)	(3,033)	86,347
Total liabilities and stockholder's equity (deficit)	$30,957	$86,347

See accompanying notes to the consolidated financial statements.

BRENHAM OIL & GAS CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND FOR
THE PERIOD FROM NOVEMBER 7, 1997 (INCEPTION) TO DECEMBER 31, 2010

			Inception to
	For the Years Ended December 31,		December 31,
	2010	2009	2010

Revenue	$1,677	$2,173	$109,720

Costs and expenses:
General and administrative	158,623	233	186,490

Operating income (loss)	(156,946)	1,940	(76,770)

Other income (expense)
Interest income	-	-	19,123
Interest expense	-	-	(1,150)
Total other income	-	-	17,973

Income (loss) before income taxes	(156,946)	1,940	(58,797)
Income tax provision	-	253	12,802
Net income (loss)	$(156,946)	$1,687	$(71,599)

Net income (loss) per share - basic and diluted	$(0.00)	$0.00

Weighted average number of common shares outstanding - basic and diluted	88,845,586	64,977,093

See accompanying notes to the consolidated financial statements.

BRENHAM OIL & GAS CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)
FOR THE PERIOD FROM NOVEMBER 7, 1997 (INCEPTION) TO DECEMBER 31, 2010

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at November 7, 1997 (inception)	-	$-	-	$-	$-	$-	$-
Net income	-	-	-	-	-	-	-
Balance at December 31, 1997	-	-	-	-	-	-	-
Issuance of common shares for cash	-	-	64,977,093	6,498	(5,498)	-	1,000
Net income	-	-	-	-	-	62,763	62,763
Balance at December 31, 1998	-	-	64,977,093	6,498	(5,498)	62,763	63,763
Net income	-	-	-	-	-	4,492	4,492
Balance at December 31, 1999	-	-	64,977,093	6,498	(5,498)	67,255	68,255
Net income	-	-	-	-	-	7,495	7,495
Balance at December 31, 2000	-	-	64,977,093	6,498	(5,498)	74,750	75,750
Net loss	-	-	-	-	-	(10,007)	(10,007)
Balance at December 31, 2001	-	-	64,977,093	6,498	(5,498)	64,743	65,743
Net income	-	-	-	-	-	-	-
Balance at December 31, 2002	-	-	64,977,093	6,498	(5,498)	64,743	65,743
Net income	-	-	-	-	-	-	-
Balance at December 31, 2003	-	-	64,977,093	6,498	(5,498)	64,743	65,743
Net income	-	-	-	-	-	9,087	9,087
Balance at December 31, 2004	-	-	64,977,093	6,498	(5,498)	73,830	74,830
Net income	-	-	-	-	-	4,727	4,727
Balance at December 31, 2005	-	-	64,977,093	6,498	(5,498)	78,557	79,557
Net income	-	-	-	-	-	5,023	5,023
Balance at December 31, 2006	-	-	64,977,093	6,498	(5,498)	83,580	84,580
Net loss	-	-	-	-	-	(999)	(999)
Balance at December 31, 2007	-	-	64,977,093	6,498	(5,498)	82,581	83,581
Net income	-	-	-	-	-	1,079	1,079
Balance at December 31, 2008	-	-	64,977,093	6,498	(5,498)	83,660	84,660
Net income	-	-	-	-	-	1,687	1,687
Balance at December 31, 2009	-	-	64,977,093	6,498	(5,498)	85,347	86,347
Issuance of common shares for services	-	-	22,000,000	2,200	43,266	-	45,466
Proceeds from issuance of shares	-	-	13,000,000	1,300	20,800	-	22,100
Net loss	-	-	-	-	-	(156,946)	(156,946)
Balance at December 31, 2010	-	$-	99,977,093	$9,998	$58,568	$(71,599)	$(3,033)

See accompanying notes to the consolidated financial statements.

BRENHAM OIL & GAS CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND FOR
THE PERIOD FROM NOVEMBER 7, 1997 (INCEPTION) TO DECEMBER 31, 2010

			Inception to
	For the Years Ended December 31,		December 31,
	2010	2009	2010

Cash flows from operating activities:
Net income (loss)	$(156,946)	$1,687	$(71,599)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Stock-based compensation	45,466	-	45,466
Changes in current assets and liabilities:
Accounts payable	13,034	(1,381)	13,034
Net cash provided by (used in) operating activities	(98,446)	306	(13,099)

Cash flows from investing activities
Net collections (payments) on advances to related parties	75,832	270	(3,607)
Net cash provided by (used in) investing activities	75,832	270	(3,607)

Cash flows from financing activities
Proceeds from sale of common stock	22,100	-	23,100
Net cash provided by financing activities	22,100	-	23,100

Net change in cash	(514)	576	6,394
Cash and cash equivalents, beginning of period	6,908	6,332	-
Cash and cash equivalents, end of period	$6,394	$6,908	$6,394

Supplemental disclosures:
Interest paid	$-	$-	$1,150
Income taxes paid	$-	$253	$12,802

See accompanying notes to the consolidated financial statements.

BRENHAM OIL & GAS, CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Organization and Nature of Business

The accompanying consolidated financial statements of Brenham Oil & Gas, Corp. ("Brenham") have been prepared in accordance with accounting principles generally accepted in the United States of America.

Brenham Oil & Gas, Inc. was incorporated under the laws of the State of Texas in November 1997 and became a wholly-owned subsidiary of American International Industries, Inc. ("American") in November 1997. On April 21, 2010, the Company was re-domiciled in Nevada as Brenham Oil & Gas Corp. and Brenham Oil & Gas, Inc. became a wholly-owned subsidiary of Brenham. American was issued 64,977,093 shares of common stock of Brenham in connection with the reorganization in exchange for all shares outstanding of Brenham Oil & Gas, Inc. The reorganization has been retroactively applied to the consolidated financial statements for all periods presented.

Our sole asset is an oil and gas mineral royalty interest covering a twenty-four acre tract of land located in Washington County, Texas, which is carried on the balance sheet at $0.  The royalty interest is currently leased by Anadarko Petroleum Corporation for a term continuing until the covered minerals are no longer produced in paying quantities from the leased premises.

Royalties on the minerals produced are paid to Brenham as follows: (i) for oil and other liquid hydrocarbons, and (ii) for gas (including casing-head gas), the royalty is one-sixth of the net proceeds realized by Anadarko Petroleum Corporation on the sale thereof, less a proportionate part of ad valorem taxes and production, severance, or other excise taxes.  In addition, Brenham is entitled to shut-in royalties of $1 per acre of land for every ninety day period within which one or more of the wells in leased premises, or lands pooled therewith, are capable of producing paying quantities, but such wells are either shut-in or production is not being sold. From November 7, 1997 (inception) through December 31, 2010, Brenham has received $109,720 in royalty income, which is in revenue in the consolidated statement of operations.

Brenham is an exploration stage company and will continue to be so until commencement of substantial production from its oil and gas operations.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Brenham considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consist primarily of advances to related parties and are carried at the expected net realizable value.

Income Taxes

Brenham is a taxable entity and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the temporary differences reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date of the rate change. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized. Interest and penalties associated with income taxes are included in selling, general and administrative expense.

Brenham has adopted FIN 48 (ASC 740-10) “Accounting for Uncertainty in Income Taxes” which prescribes a comprehensive model of how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 states that a tax benefit from an uncertain position may be recognized if it is "more likely than not" that the position is sustainable, based upon its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. As of December 31, 2010, Brenham had not recorded any tax benefits from uncertain tax positions.

Earnings Per Share

Earnings per share was computed by dividing the net income by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted income per share were the same, as there were no common stock equivalents outstanding.

Subsequent Events

Brenham evaluated events occurring between the end of our fiscal year ended December 31, 2010, and the date when the consolidated financial statements were issued.

Recent Accounting Pronouncements

There were various accounting standards and interpretations issued recently, none of which are expected to a have a material impact on our financial position, operations or cash flows.

Note 2.  Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of Brenham as a going concern. Brenham has a working capital deficit of $3,033, a stockholders’ deficit of $3,033, and an accumulated deficit of $71,599 as of December 31, 2010. In addition, Brenham has generated a loss of $156,946 during 2010 and currently has no material revenues generated from operations. These factors raise substantial doubt about our ability to continue as a going concern.

We are actively seeking is to become an independent, oil and gas-focused exploration and production company with the intent to acquire prospect inventory in the United States and international locations, with an initial focus on Africa. Although we are seeking such opportunities, it is unlikely that we will be able to consummate any such transaction which would generate sufficient revenues to sustain our operations. We anticipate the need for additional debt or equity financing and if Brenham raises additional funds through equity financing transactions, the issuance of additional shares would dilute the ownership of existing shareholders. However, Brenham has no commitment from any party to provide additional capital and there is no assurance that such funding will be available when needed, or if available, that its terms will be favorable or acceptable to Brenham. Brenham is reliant on a related party to provide working capital. There is no assurance that such related party will continue to provide working capital.

Note 3.  Receivables and Payables - Related Party

Related party receivables represent amounts owed by Brenham’s parent, American. The receivables are non-interest bearing and are due on demand. Related party payables at December 31, 2010 represent $17,500 owed to the Dror Family Trust as advances to assist with Brenham's expenses and $3,456 owed to Scott Gaille for expenses. Dror Family Trust is a related party to Daniel Dror, CEO.  Scott Gaille is the President of Brenham.

Note 4.  Equity

In December 1997, Brenham sold 64,977,093 common shares to a related party for $1,000.

In April 2010, American, the sole stockholder of Brenham Oil & Gas, Inc., entered into a Separation and Distribution Agreement to spin off Brenham Oil & Gas, Inc. from its parent. In conjunction with this transaction, American formed Brenham Oil & Gas, Corp., a Nevada corporation, with authorized common stock of 200,000,000 shares and authorized preferred stock of 10,000,000 shares.  Brenham issued 64,977,093 shares of common stock to American for all shares of Brenham Oil & Gas, Inc., of which American issued as a dividend 10,297,019 shares to the existing stockholders of American, on a one-for-one basis. Brenham issued 13,000,000 shares of common stock for cash consideration of $22,100 and 22,000,000 shares for services valued at $45,466. American maintains control of Brenham through ownership of 54,680,074 shares of Brenham's common stock, representing about 55% of the outstanding shares as of December 31, 2010.

Note 5.  Income Taxes

The components of the income tax provision (benefit) for each of the periods presented below are as follows:

	Years ended December 31,
	2010	2009
Current	$-	$253
Deferred	-	-
Total income tax provision (benefit)	$-	$253

The effective income tax expense differed from the computed “expected” federal income tax expense on earnings before income taxes for the following reasons:

	Years ended December 31,
	2010	2009
Computed federal income tax provision (benefit)	$(53,362)	$253
Increase in valuation allowance	15,458	-
Incease in valuation allowance	37,904	-
Total	$-	$253

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax-effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

	Years ended December 31,
	2010	2009
Deferred tax assets:		$
Net operating loss carryforwards	$111,000		-
Valuation allowance	(111,000)		-
Total deferred tax asset	$-		$-

At December 31, 2010, Brenham had a federal income tax net operating loss (“NOL”) carryforward of approximately $111,000.  The NOL carryforward expires in 2030.  The value of this carryforward depends on our ability to generate taxable income.  A change in ownership, as defined by federal income tax regulations, could significantly limit our ability to utilize our net operating loss carryforward.  Additionally, because federal tax laws limit the time during which the net operating loss carryforward may be applied against future taxes, if Brenham fails to generate taxable income prior to the expiration dates, Brenham may not be able to fully utilize the net operating loss carryforward to reduce future income taxes.  Brenham has had cumulative losses and there is no assurance of future taxable income, therefore, a valuation allowance has been recorded to fully offset the deferred tax asset at December 31, 2010.

Note 6.  Contingent Liabilities

Brenham is becoming a separate public company through a spin-off transaction to holders of common stock of American. Brenham is offering to purchase all of the spin-off shares in the spin-off distribution at the rescission offer purchase price. The rescission offer may result in a contingent liability of $12,335, plus accrued interest from July 21, 2010 through the expiration date of the rescission offer, to be calculated at a rate of five (5%) percent per annum.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements," "Certain Information With Respect to Brenham" and the other matters set forth in this prospectus. The following discussion of our financial condition and plan of operations should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus, as well the information presented under "Selected Historical and Pro Forma Financial Information." Due to the fact that we have not generated any revenues, we believe that the financial information contained in this prospectus is not indicative of, or comparable to, the financial profile that we expect to have once we begin to generate revenues. Except to the extent required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

Our business objective is to become an independent, oil and gas-focused exploration and production company with the intent to acquire prospect inventory in the United States and international locations, with an initial focus on Africa  We believe that an experienced management team, equipped with industry-leading data, newly available seismic technologies, industry contacts and adequate funding, could acquire a prospect inventory that could be competitive with other relevant oil and gas companies. After considering numerous global oil and gas-producing regions in which to focus our exploration and development efforts, we decided that an initial focus on Africa was appropriate due to the largely unrealized hydrocarbon potential offered within this region. We believe that we can be successful in assembling such an inventory and that our potential asset portfolio would be attractive. Prior to joining Brenham, certain persons on our management team played a significant role in the assembly of asset portfolios in Africa.

The discussion of the results of operations represents our historical results. The following discussion may not be indicative of future results for many reasons, including the continuing trend in the financial markets, the credit crisis and related turmoil in the global financial system which may be expected to have a material adverse impact on our plan of operation and our liquidity and our financial condition. If conditions in the financial markets do not improve, our ability to access the capital markets or borrow money may be restricted at a time when we would like, or need, to raise capital. This could have an adverse impact on our flexibility to react to changing economic and business conditions and on our ability to fund our operations and capital expenditures in the future. Additionally, changing economic conditions could lead to reduced demand for natural gas and oil, or further reductions in the prices of natural gas and oil, or both, which could have a negative impact on our ability to implement our plan of operations and related financial positions, results of operations and cash flows. While the ultimate outcome and impact of the recent trends in the financial markets cannot be predicted, it may have a material adverse effect on our plan of operation, future liquidity, results of operations and financial condition.

The discussion of the results of operations represent our historical results. The following discussion may not be indicative of future results.

Three Months Ended March 31, 2011 vs. 2010

Net loss for the three months ended March 31, 2011 was $37,865, compared to a net income of $370 for the three months ended March 31, 2010. Revenue for the three months ended March 31, 2011 was $450 for oil and gas mineral royalty interests. General and administrative expenses for the three months ended March 31, 2011 were $38,315 and consisted of travel, consulting, and legal expenses associated with the spin-off transaction and consulting fees to locate an oil and gas lease. Revenue for the three months ended March 31, 2010 was $626 for oil and gas mineral royalty interests. General and administrative expenses for the three months ended March 31, 2010 were $130, primarily as a result of property taxes and bank charges. The increase in general and administrative expenses is the result of expenses related to the spin-off transaction.

Year Ended December 31, 2010 vs. 2009

Net loss for the year ended December 31, 2010 was $156,946, compared to a net income of $1,687 for the year ended December 31, 2009. Revenue for the year ended December 31, 2010 was $1,677 for oil and gas mineral royalty interests. General and administrative expenses for the year ended December 31, 2010 were $158,623 and consisted of non-cash compensation, travel, consulting, and legal expenses associated with the spin-off transaction. Revenue for the year ended December 31, 2009 was $2,173 for oil and gas mineral royalty interests. General and administrative expenses for the year ended December 31, 2009 were $233, primarily as a result of property taxes and bank charges. The increase in general and administrative expenses is the result of the non-cash compensation and expenses related to the spin-off transaction.

Liquidity and Capital Resources

At March 31, 2011 and December 31, 2010, total assets were $6,687 and $30,957, respectively. We had cash of $6,687 and $6,394 at March 31, 2011 and December 31, 2010, respectively, and a related party receivable of $24,563 at December 31, 2010.

In connection with the Rescission Offer, the Company may be subject to a liability of $12,335 plus accrued interest at a rate of five (5%) percent per annum from July 21, 2010 through the expiration date of the Rescission Offer. The Company has limited cash resources and therefore has entered into an agreement with American to fund the full Rescission Offer Purchase Price up to $13,000, which includes interest through the expiration of the Recission Offer, which is July 22, 2011, in the event that all offerees accept the Rescission Offer.

At March 31, 2011, total liabilities were $47,585, consisting of $15,364 in accounts payable and $32,221 in accounts payable to related parties.

We had negative cash flow from operations of $15,655 during three months ended March 31, 2011 as a result of a net loss of $37,865, offset by non-cash compensation of $19,880 and an increase in accounts payable of $2,330.  We had cash flow from operations of $370 during three months ended March 31, 2010 as a result of net income of $370.

Cash provided by investing activities for three months ended March 31, 2011 was $15,948, consisting of net collections from and advances to related parties.  For three months ended March 31, 2010, no cash was provided by investing activities.

For three months ended March 31, 2011 and 2010, no cash was provided by financing activities.

As a result of our limited cash resources, our executive officers have not received any cash compensation since inception through the current date. However, the Company issued restricted shares of common stock to its President and CFO for services rendered as executive officers. We have not had any discussions nor do we have any plans for future cash compensation arrangements. If and when we experience a positive cash flow from operations and have sufficient cash reserves to fund our plan of operation, if ever, we may consider compensating our executive officers. We will continue to evaluate our financial condition and our liquidity and capital resources prior to entering into any compensation arrangements with our executive officers.

We are an exploration stage company and will continue to be so until commencement of substantial production from our future oil and gas properties, none of which have been identified to date. Future revenue will depend upon successful selection of future prospects, drilling results, additional and timely capital funding at terms and conditions satisfactory to us, of which there can be no assurance, and access to suitable infrastructure. Further, we will not be able to commence our exploration program until we have entered into certain agreements with government agencies of respective countries and/or other oil and gas companies. Until then our primary sources of liquidity are expected to be net proceeds from future offerings and funds from future private and public equity placements and debt funding.

We expect to incur substantial expenses and generate significant operating losses as we pursue our efforts to identify prospects, develop those prospects and as we:

• purchase and analyze seismic data in order to identify future prospects;

• opportunistically invest in additional oil and gas leases and concession licenses;

• develop our discoveries which we determine to be commercially viable; and?

• incur expenses related to operating as a public company and compliance with regulatory requirements.

Our future financial condition and liquidity will be impacted by, among other factors, the success of selection of potential prospects, our future exploration and appraisal drilling program, the number of commercially viable oil and gas discoveries made and the quantities of oil and gas discovered, the speed with which we can bring such discoveries to production, and the actual cost of exploration, appraisal and development of our prospects.

Until such time as we can identify specific potential prospects, we cannot determine with any certainty the amount of capital that we will be required to raise to fund each potential prospect. To date, we have not begun negotiations with any investment bank, financial institution or other source of funding for the purpose of raising either equity or debt capital, nor have we negotiated with any potential joint venture partner for the purpose of pursuing any potential prospect. Only when and if we identify potential prospects and seek to enter into contracts, licenses or other arrangements to pursue such prospects will we be able to determine the amount of funding that will be required for each such prospect. We have no arrangements with our executive officers or principal shareholders to provide any funding and any funding that they may be requested to provide may be limited.

Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our shareholders. For example, if we raise additional funds by issuing additional equity securities, further dilution to our existing shareholders will result. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our exploration and appraisal drilling programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our prospects which we would otherwise develop on our own, or with a majority working interest.

Contractual Obligations

In the future, we may be party to the following contractual arrangements, which will subject us to further contractual obligations:

• credit facilities;
• contracts for the lease of drilling rigs;
• contracts for the provision of production facilities;
• infrastructure construction contracts; and
• long term oil and gas  property lease arrangements.

Off-Balance Sheet Arrangements

As of March 31, 2011 and December 31, 2010 we did not have any off-balance sheet arrangements.

Critical Accounting Policies

This discussion of financial condition and results of operations is based upon the information reported in our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of our financial statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates. Our significant accounting policies are detailed in Note 1 to our consolidated financial statements.

Qualitative and Quantitative Disclosures about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term "market risks" refers to the risk of loss arising from changes in commodity prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments will be entered into for purposes of risk management and not for speculation.

Due to the historical volatility of commodity prices, if and when we commence production, we may enter into various derivative instruments to manage our exposure to volatility of commodity market prices. We may use options (including floors and collars) and fixed price swaps to mitigate the impact of downward swings in commodity prices to our cash flow. All contracts will be settled with cash and would not require the delivery of physical volumes to satisfy settlement. While in times of higher commodity prices this strategy may result in our having lower net cash inflows than we would otherwise have if we had not utilized these instruments, management believes the risk reduction benefits of such a strategy would outweigh the potential costs.

We may borrow under fixed rate and variable rate debt instruments that give rise to interest rate risk. Our objective in borrowing under fixed or variable rate debt is to satisfy capital requirements while minimizing our costs of capital.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning our board of directors, executive officers and key employees:\

Name	Age	Position
Daniel Dror	70	Chairman of the Board and Chief Executive Officer
Sherry L. McKinzey	50	Chief Financial Officer
S. Scott Gaille	40	President and Director
L. Rogers Hardy	65	Vice President - Technology

Biographical information

Daniel Dror has been Chief Executive Officer and Chairman of the Board of Directors of Brenham Oil & Gas, Inc. since December 1997 and devotes approximately 10% of his professional time to Brenham’s business. Mr. Daniel Dror has served as Chairman of the Board and Chief Executive Officer of American International Industries, Inc. since September 1997 and devotes approximately 70% of his professional time to American’s business. Mr. Dror served as Chairman of the Board and Chief Executive Officer of Hammonds Industries, Inc., a public company and formerly a subsidiary of American from June 2007 until December 31, 2008 and resumed this position on December 31, 2009. Hammonds is now known as Delta Seaboard International, Inc. Mr. Dror devotes approximately 20% of his professional time to Delta’s business. Delta is an onshore rig-based well-servicing contracting company providing services to the oil and gas industry principally in the Houston, TX and Gulf Coast markets.

Sherry McKinzey (formerly Sherry L. Couturier), has been the Chief Financial Officer of the Company since July 2010 and devotes approximately 10% of her professional time to Brenham’s business. Ms. McKinzey has also been the CFO of American, our parent company since June 1, 2007 and devotes approximately 70% of her professional time to American’s business. Ms. McKinzey served as CFO of Hammonds Industries from June 2007 until December 31, 2008 and since December 31, 2009 she has served as a director, VP and CFO of Delta and devotes approximately 20% of her professional time to Delta’s business. From January 1993 through June 2007, Ms. McKinzey worked for El Paso Corporation as a supervisor for various accounting departments. Ms. McKinzey graduated with a B.S. in Accounting from the University of Alabama and has been a Certified Public Accountant since 1986.

S. Scott Gaille has been our President and Director since July 2010 and devotes approximately 10% of his professional time to Brenham’s business. From July 2008 to the present, Mr. Gaille has been Managing Director of the Sequent Group, which includes, among other portfolio companies, Sequent Asset Management, LLC, a multi-family investment firm and devotes approximately 50% of his professional time to Sequent’s business. Mr. Gaille has also been an Adjunct Professor of Management at Rice University from 2008 to the present, where he teaches International Energy Development to MBA students and devotes approximately 10% of his professional time to teaching at Rice. From August 2007 to the present, Mr. Gaille has been President of West & East Africa, a private equity venture he founded that acquired and divested interests in four Sub-Saharan African petroleum licenses and devotes approximately 10% of his professional time to this business. Mr. Gaille was Director of Business Development for Occidental Oil & Gas Corporation from July 2004 to August 2007. Mr. Gaille was an Olin Fellow in Law and Economics at the University of Chicago, where he received his Doctor of Law Degree with High Honors in 1995 and attended undergraduate college at the University of Texas at Austin, where he earned a Bachelor of Arts degree in Government with High Honors and was elected to Phi Beta Kappa.

L. Rogers Hardy, Vice President of the Company since July 2010, has been an independent geological consultant during the last five years and devotes approximately 10% of his professional time to Brenham. He has over 30 years of experience in the oil and gas exploration business. He holds a Masters of Geology from San Diego State University (1973) and a Bachelors of Geology from the University of Minnesota (1968).

Board of Directors

Board Composition

As of the date of the filing of this prospectus, we have two directors: Messrs. Dror and Gaille.

Our board of directors will consist of a single class of directors each serving one year terms.

Committees of the Board of Directors

At present, our board of directors has no audit committee, no compensation committee and no nominating and governance committee, but may decide to have committees as the board of directors shall determine from time to time.

Code of Business Conduct and Ethics

Our board of directors has not yet adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of any exchange.

Executive Summary Compensation Table

The following table summarizes the compensation of our executive officers for fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Daniel Dror, CEO and	2010	0	0	0	0	0
Chairman	2009	0	0	0	0	0
	2008	0	0	0	0	0

Sherry L. McKinzey, VP, and CFO	2010	0	1,705	0	0	1,705

S. Scott Gaille, President & Director	2010	0	41,333	0	0	41,333

L. Rogers Hardy, Vice President	2010	0	0	0	0	0
Technology

None of the Company’s executive officer's has any employment agreement or arrangement, whether written or unwritten, with the Company. During the last fiscal year, no options were granted nor was any outstanding option or other equity-based award repriced or otherwise materially modified. Further no options were granted to any executive officer and there are no outstanding stock options. In addition, the Company has no non-stock incentive plans nor any non-equity incentive plan or nonqualified deferred compensation plans or nonqualified defined contribution plans. Notwithstanding the foregoing, the Company granted stock awards to S. Scott Gaille, president and a director, and to Sherry L. McKinzey, VP and CFO, which awards were not pursuant to any plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to the spin-off transaction, all of Brenham's issued and outstanding shares of common stock were owned by American. After the distribution, American will continue to be the controlling shareholder of Brenham. The following table presents information relating to the expected beneficial ownership of shares of Brenham common stock, based on the completion of the spin-off distribution and subsequent issuance of private placement shares as of December 31, 2010 by (i) each individual or entity owning beneficially more than 5% of the outstanding shares of Brenham common stock, (ii) each director of Brenham (iii) the Chief Executive Officer, the Chief Financial Officer and the other two named executive officers in the Brenham summary compensation table (see "Executive Summary Compensation Table") and (iv) all of Brenham's executive officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)
Common Stock	American International Industries, Inc. 601 Cien Street, Suite 235, Kemah, TX 77565	54,680,074 shares	54.69%
Common Stock	S. Scott Gaille, President and Director 601 Cien Street, Suite 235, Kemah, TX 77565	20,000,000 shares	20.00%
Common Stock	Steven M. Plumb 601 Cien Street, Suite 235, Kemah, TX 77565	7,500,000 shares	7.50%
Common Stock	Daniel Dror II 601 Cien Street, Suite 235, Kemah, TX 77565	5,000,000 shares	5.00%
Common Stock	Sherry L. McKinzey, CFO 601 Cien Street, Suite 235, Kemah, TX 77565	885,270 shares	0.88%
Common Stock	L. Rogers Hardy, Vice President Technology 601 Cien Street, Suite 235, Kemah, TX 77565	0 shares	0.00%
Common Stock	Daniel Dror, CEO and Chairman 601 Cien Street, Suite 235, Kemah, TX 77565	0 shares	0.00%
Common Stock	International Diversified Corporation, Ltd. Shirley House, Shirely Street, PO Box SS 19084, Nassau, Bahamas(2)	2,488,657 shares	2.49%
Common Stock	All officers and directors as a group (5 people)	20,885,270 shares	20.89%

(1)   Based on 99,977,093 shares issued and outstanding as of March 31, 2011.
(2)   International Diversified Corporation, Ltd. (“IDCL”) is owned by Elkana Faiwuszewicz, who is the brother of Mr. Dror. Mr. Dror disclaims beneficial ownership of IDCL. IDCL is an affiliate of American by virtue of the size of its stock ownership of American.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Separation and Distribution Agreement

Representation of American on the Brenham Boards of Directors

The Separation and Distribution Agreement generally provides that so long as American beneficially owns securities of Brenham representing at least 50% of the total voting power of Brenham's equity securities, American has the right to nominate the majority of the directors serving on the Brenham Board of Directors. Any director nominated by American must be reasonably acceptable to a majority of the directors on the Brenham's Board who were not nominated by Brenham.

Relationships Between American and Brenham

Following the spin-offs, the relationships between American and Brenham will be governed by the Separation and Distribution Agreement. This agreement is filed as an exhibit to this registration statement on Form S-1, of which this prospectus is a part.

Separation and Distribution Agreement

The Separation and Distribution Agreement will set forth the arrangements between American and Brenham regarding the principal transactions necessary to separate Brenham from American, as well as govern certain aspects of the relationship of Brenham with American after the completion of the spin-off.

Certain Other Relationships and Related Person Transactions

We are subject to the policies and procedures of American regarding the review and approval of related person transactions. Immediately prior to the spin-off, we adopted a policy governing the review and approval of related person transactions. We expect that the policies we implement will require the management of the Company to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of "transaction" set forth in Item 404(a) of Regulation S-K under the Securities Act, and if so, will require management to submit such transaction to American’s Audit Committee for approval. American’s Audit Committee, in considering whether to approve related person transactions, would then consider all facts and circumstances that it deemed relevant.

PLAN OF DISTRIBUTION

Our shares of common stock were distributed by American pursuant to the declaration and payment of a stock dividend. As of the date of this prospectus, Brenham has 99,977,093 common shares outstanding, of which 10,297,019 shares are being registered for public resale on behalf of our selling shareholders. The selling shareholders are underwriters as that term is defined under the Act. Until such time as our shares become subject to quotation on the OTCBB, all Brenham shares being offered by selling shareholders hereunder must be at a fixed price of $0.0012 per share. Following quotation on the OTCBB, selling shareholders may offer and sell their shares from time to time at the then prevailing market price.

This distribution is not being underwritten by an investment bank or otherwise. The purpose of the spin-off is described in the section of this prospectus entitled "The Spin off Transaction – “Background”; and “Reasons for the Spin off Transaction". American will pay any fees or other expenses incurred in connection with this distribution.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock and Articles of Incorporation and Bylaws is qualified in its entirety by reference to the provisions of applicable law and to the complete terms of our capital stock contain in our Articles of Incorporation.

Common Stock

We have 200,000,000 shares of Common Stock, $0.0001 par value authorized by our Articles of Incorporation. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire Board of Directors; if they do so, minority shareholders would not be able to elect any persons to the Board of Directors. Our bylaws provide that a majority of our issued and outstanding shares shall constitute a quorum for shareholders meetings except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Under our articles of incorporation and bylaws, our shareholders have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by existing shareholders and may dilute the book value of their shares.

Preferred Stock

Our board of directors will have the authority, subject to the limitations imposed by the Nevada Revised Statutes, without any further vote or action by our shareholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and rights of the shares of each series, including:

• dividend rates;
• conversion rights;
• voting rights;
• terms of redemption and liquidation preferences; and
• the number of shares constituting each series.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. However, our board of directors may not, other than through an amendment to our amended and restated certificate of incorporation approved by our shareholders, adopt or approve any “rights plan,” “poison pill” or other similar plan, agreement or device designed to prevent or make more difficult a hostile takeover of our company by increasing the cost to a potential acquiror of such a takeover either through the issuance of new rights, shares of our common stock or preferred stock or any other security or device that may be issued to our shareholders other than all shareholders that carry severe redemption provisions, favorable purchase provisions or otherwise. This prohibition means that our board of directors will be prohibited from issuing preferred stock as a defensive mechanism to render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

There are no current agreements or understandings with respect to the issuance of preferred stock and our board of directors has no present intentions to issue any shares of preferred stock.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

At present, there is only a limited public market for the common stock of Brenham. We are subject to quotation on the FINRA OTCBB under the symbol "BRHM". There can be given no assurance that a trading market in Brenham's common stock will commence.

Transfer Agent and Registrar

The transfer agent for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ  07016.

As of March 31, 2011, there were approximately 1,200 stockholders of record.

Dividend

We do not anticipate declaring or paying any dividends at any time in the foreseeable future

Shares Eligible for Future Sale

Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of December 31, 2010 after giving effect to the separation from American and the distribution of 10,297,019 shares of common stock to our shareholders, 99,977,093 shares of common stock are outstanding. Of the shares to be outstanding immediately after this offering and the effective date of this registration statement, the 10,297,019 shares being registered for resale by selling shareholders pursuant to this registration statement will be freely tradable without restriction under the Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 89,680,074 shares of common stock are "restricted securities" under Rule 144.

These restricted securities may be sold in the public market only if registered under the Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Act, which exemptions are summarized below.

Rule 144

In general, under Rule 144 under the Act, as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares to be sold for at least six months, would be entitled to sell an unlimited number of shares, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares of our common stock to be sold for at least one year, would be entitled to sell an unlimited number of shares beginning one year after acquiring their Brenham shares without regard to whether current public information about us is available. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which will equal approximately 10,000,000 shares immediately after this offering.

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144. As of the date of this registration statement, the Company has not issued any shares of common stock under Rule 701.

Registration Rights

We have not entered into any registration rights agreement with certain of our shareholders pursuant to which we would have granted certain of our shareholders and their affiliates certain registration rights with respect to our shares of common stock owned by them. We may from time to time in the future grant registration rights to investors and/or certain shareholders.

Material U.S. Federal Tax Considerations for Non-U.S. Holders

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-U.S. holder." A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

• non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates,
• foreign corporation or
• foreign estate or trust.

A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. We suggest that such an individual consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of such entity may depend upon the status of such owner and the activities of such entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion provides only a summary of material tax consequences and does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. We suggest that prospective holders consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under "Dividend Policy" above, we do not currently expect to pay dividends. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder that provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

LEGAL MATTERS

The validity of the shares of our common stock issued in the spin-off will be passed upon by Thomas J. Craft, Jr., PL.

EXPERTS

The consolidated financial statements of Brenham Oil & Gas Corp. as of December 31, 2010 and 2009, appearing in this prospectus have been audited by GBH CPAs, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as any other documents that we have filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at sec.gov that contains the registration statement and other reports, proxy and information statements and information that we file electronically with the SEC.

After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once the offering is completed. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC's website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.